Exhibit 10.4

Execution Version

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

GMAC COMMERCIAL FINANCE LLC

(AS LENDER AND AS AGENT)

and

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME

(AS LENDERS)

with

EDGEN CARBON PRODUCTS GROUP, L.L.C.

(AS A BORROWER)

EDGEN ALLOY PRODUCTS GROUP, L.L.C.

(AS A BORROWER)

and

THE OTHER LOAN PARTIES SIGNATORY HERETO

(AS LOAN PARTIES)

February 1, 2005

TABLE OF CONTENTS

I.	DEFINITIONS

	1.1.	Accounting Terms
	1.2.	General Terms
	1.3.	UCC Terms
	1.4.	Certain Matters of Construction

II.	ADVANCES, PAYMENTS

	2.1.	Revolving Advances
	2.2.	Procedure for Borrowing
	2.3.	Disbursement of Revolving Advance Proceeds
	2.4.	Maximum Revolving Advances
	2.5.	Repayment of Revolving Advances
	2.6.	Repayment of Excess Advances
	2.7.	Statement of Account
	2.8.	Letters of Credit
	2.9.	Issuance of Letters of Credit
	2.10.	Requirements For Issuance of Letters of Credit
	2.11.	Additional Payments
	2.12.	Manner of Borrowing and Payment
	2.13.	Mandatory Prepayments
	2.14.	Use of Proceeds
	2.15.	Defaulting Lender

III.	INTEREST AND FEES

	3.1.	Interest
	3.2.	Letter of Credit Fees; Cash Collateral
	3.3.	Loan Fees
	3.4.	Computation of Interest and Fees
	3.5.	Maximum Charges
	3.6.	Increased Costs
	3.7.	Basis For Determining Interest Rate Inadequate or Unfair
	3.8.	Capital Adequacy
	3.9.	Taxes
	3.10.	Additional Costs
	3.11.	Substitution of Lenders

IV.	COLLATERAL: GENERAL TERMS

	4.1.	Security Interest in the Collateral
	4.2.	Perfection of Security Interest
	4.3.	Disposition of Collateral
	4.4.	Preservation of Collateral

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	4.5.	Ownership of Collateral
	4.6.	Defense of Agent’s and Lenders’ Interests
	4.7.	Books and Records
	4.8.	Financial Disclosure
	4.9.	Compliance with Laws
	4.10.	Inspection of Premises
	4.11.	Insurance
	4.12.	Failure to Pay Insurance
	4.13.	Payment of Taxes
	4.14.	Payment of Leasehold Obligations
	4.15.	Receivables
	4.16.	Inventory
	4.17.	Maintenance of Equipment
	4.18.	Exculpation of Liability
	4.19.	Environmental Matters
	4.20.	Financing Statements

V.	REPRESENTATIONS AND WARRANTIES

	5.1.	Authority
	5.2.	Formation and Qualification
	5.3.	Survival of Representations and Warranties
	5.4.	Tax Returns
	5.5.	Financial Statements
	5.6.	Loan Party Name
	5.7.	O.S.H.A. and Environmental Compliance
	5.8.	Solvency; No Litigation, Indebtedness, Violation or Default
	5.9.	Patents, Trademarks, Copyrights and Licenses
	5.10.	Licenses and Permits
	5.11.	No Defaults
	5.12.	No Burdensome Restrictions
	5.13.	No Labor Disputes, Etc
	5.14.	Margin Regulations.
	5.15.	Investment Company Act
	5.16.	Disclosure
	5.17.	Delivery of Senior Note Documents, Equity Documents and Subordinated Debt Documentation
	5.18.	Swaps
	5.19.	Conflicting Agreements
	5.20.	Application of Certain Laws and Regulations
	5.21.	Business and Property of Loan Parties
	5.22.	Material Contracts
	5.23.	Acquisition Agreement

VI.	AFFIRMATIVE COVENANTS

	6.1.	Payment of Fees
	6.2.	Conduct of Business and Maintenance of Existence and Assets

	6.3.	Violations
	6.4.	Government Receivables
	6.5.	Execution of Supplemental Instruments
	6.6.	Payment of Indebtedness
	6.7.	Standards of Financial Statements
	6.8.	Taxes and Other Governmental Charges
	6.9.	Revisions or Updates to Schedules
	6.10.	Financial Statements
	6.11.	Perfection of Lien on Canadian Intercompany Obligations

VII.	NEGATIVE COVENANTS

	7.1.	Merger, Consolidation, Acquisition and Sale of Assets
	7.2.	Creation of Liens
	7.3.	Guarantees
	7.4.	Investments
	7.5.	Loanse
	7.6.	Dividends and Distributions
	7.7.	Indebtedness
	7.8.	Nature of Business
	7.9.	Transactions with Affiliates
	7.10.	Leases
	7.11.	Subsidiaries
	7.12.	Fiscal Year and Accounting Changes
	7.13.	Pledge of Credit
	7.14.	Amendment of Organizational Documents
	7.15.	Compliance with ERISA
	7.16.	Prepayment of Indebtedness
	7.17.	Senior Note Obligations; Subordinated Notes
	7.18.	State of Organization
	7.19.	Foreign Asset Control Regulations

VIII.	CONDITIONS PRECEDENT

	8.1.	Conditions to Initial Advances
	8.2.	Conditions to Each Advance

IX.	INFORMATION AS TO LOAN PARTIES

	9.1.	Disclosure of Material Matters
	9.2.	Reporting
	9.3.	Environmental Reports
	9.4.	Litigation
	9.5.	Government Receivables
	9.6.	Annual Financial Statements
	9.7.	Quarterly Financial Statements
	9.8.	Monthly Financial Statements
	9.9.	Other Reports
	9.10.	Additional Information

	9.11.	Projected Operating Budget
	9.12.	Variances From Operating Budget
	9.13.	ERISA Notices and Requests
	9.14.	Additional Documents

X.	EVENTS OF DEFAULT

XI.	AGENT’S AND LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT

	11.1.	Rights and Remedies
	11.2.	Application of Proceeds
	11.3.	Agent’s Discretion
	11.4.	Setoff
	11.5.	Rights and Remedies not Exclusive

XII.	WAIVERS AND JUDICIAL PROCEEDINGS

	12.1.	Waiver of Notice
	12.2.	Delay
	12.3.	Jury Waiver

XIII.	EFFECTIVE DATE AND TERMINATION

	13.1.	Term
	13.2.	Termination

XIV.	REGARDING AGENT

	14.1.	Appointment
	14.2.	Nature of Duties
	14.3.	Lack of Reliance on Agent and Resignation
	14.4.	Certain Rights of Agent
	14.5.	Reliance
	14.6.	Notice of Default
	14.7.	Indemnification
	14.8.	Agent in its Individual Capacity
	14.9.	Delivery of Documents
	14.10.	Loan Parties’ Undertaking to Agent

XV.	GUARANTY

	15.1.	Guaranty
	15.2.	Waivers
	15.3.	No Defense
	15.4.	Guaranty of Payment
	15.5.	Liabilities Absolute
	15.6.	Waiver of Notice
	15.7.	Agent’s Discretion
	15.8.	Reinstatement
	15.9.	Action Upon Event of Default

	15.10.	Statute of Limitations
	15.11.	Interest
	15.12.	Guarantor’s Investigation
	15.13.	Borrower or Guarantor
	15.14.	Termination

XVI.	JOINT AND SEVERAL BORROWINGS

	16.1.	Joint and Several Obligations

XVII.	MISCELLANEOUS

	17.1.	Governing Law
	17.2.	Entire Understanding; Amendments
	17.3.	Successors and Assigns; Participations; New Lenders
	17.4.	Application of Payments
	17.5.	Indemnity
	17.6.	Notice
	17.7.	Survival
	17.8.	Waiver of Subrogation
	17.9.	Severability
	17.10.	Expenses
	17.11.	Injunctive Relief
	17.12.	Consequential Damages
	17.13.	Captions
	17.14.	Counterparts; Telecopied Signatures
	17.15.	Construction
	17.16.	Confidentiality; Sharing Information
	17.17.	Publicity
	17.18.	Amendment and Restatement
	17.19.	Confirmation and Ratification of Collateral Security and of Existing Other Documents

v

List of Exhibits and Schedules

Exhibits

Exhibit A	Borrowing Base Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 5.7(a)(iv)	Environmental Attachments
Exhibit 8.1(i)	Financial Condition Certificate
Exhibit 17.3	Commitment Transfer Supplement

Schedules

Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(c)	Location of Executive Offices
Schedule 4.19	Real Property
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Loan Party Name and Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.11	Defaults
Schedule 5.13	Labor Disputes
Schedule 5.18	Swaps
Schedule 5.22	Material Contracts
Schedule 7.2	Existing Liens
Schedule 7.3	Guarantees
Schedule 7.9	Transactions with Affiliates

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated February 1, 2005 among EDGEN CARBON PRODUCTS GROUP, L.L.C., a limited liability company organized under the laws of the State of Louisiana (“Edgen Carbon”), EDGEN ALLOY PRODUCTS GROUP, L.L.C., a limited liability company organized under the laws of the State of Louisiana (“Edgen Alloy”) (Edgen Carbon and Edgen Alloy, each individually a “Borrower” and collectively, the “Borrowers”), EDGEN CORPORATION, a corporation organized under the laws of the State of Nevada (“Holdings”), EDGEN LOUISIANA CORPORATION, a corporation organized under the laws of the State of Louisiana (“Sub-Holdings” and, together with Holdings and each other Person designated as such on the signature pages hereto, each a “Guarantor” and collectively, the “Guarantors”), the financial institutions which are now or which hereafter become a party hereto (each a “Lender” and collectively, the “Lenders”) and GMAC COMMERCIAL FINANCE LLC, a limited liability company organized under the laws of the State of Delaware (“GMAC CF”), as agent for Lenders (GMAC CF, in such capacity, the “Agent”).

Borrowers, Guarantors, Lenders and Agent are parties to a Loan and Security Agreement dated as of February 27, 2004 (as amended, modified and supplemented prior to the date hereof, the “Existing Loan Agreement”) pursuant to which Lenders (the “Existing Lenders”) and Agent provide the Borrowers thereunder with certain financial accommodations.  This Agreement is being entered into for the purpose of, among other things, amending and restating the Existing Loan Agreement on the terms and conditions herein set forth.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Loan Parties, Lenders and Agent hereby agree as follows:

I.                                         DEFINITIONS.

1.1.                                                      Accounting Terms.

As used in this Agreement, any Other Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP.

1.2.                                                      General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.6.

“Acquired Indebtedness” shall mean Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of a Loan Party or at the time it merges or consolidates with or into a Loan Party or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of a Loan

Party or such acquisition, merger or consolidation and which Indebtedness is without recourse to a Loan Party or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Subsidiary of a Loan Party or the time of such acquisition, merger or consolidation; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such Person is merged with or into or became a Subsidiary of a Loan Party shall not be Acquired Indebtedness.  Acquired Indebtedness shall be deemed to be incurred on the date of any such acquisition, merger or consolidation or the date the acquired Person becomes a Subsidiary.

“Acquisition” shall mean the acquisition by Edgen Acquisition Corporation (“EAC”) of one hundred percent of the issued and outstanding Capital Stock of Holdings, followed by the merger of EAC with and in to Holdings, with Holdings being the survivor, all pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” shall mean the Stock Purchase Agreement dated as of December 31, 2004 among EAC, Holdings, the stockholders signatory thereto and the Sellers Representative (as defined therein).

“Acquisition Documents” shall mean the Acquisition Agreement and all agreements, instruments and documents entered into in connection therewith.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Rate Loan for any Interest Period a rate of interest equal to:

(a)                                  the offered rate for deposits in U.S. dollars in the London interbank market for the relevant Interest Period which is published by the British Bankers’ Association and currently is reported by Bloomberg L.P. as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, that if such a rate ceases to be available from that or any other source from the British Bankers’ Association, then the rate used shall be a rate per annum equal to the offered rate for deposits in U.S. dollars in the London interbank market for the relevant Interest Period that appears on Reuters Screen LIBOR Page (or any successor page) as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, provided that if more than one rate is specified on Reuters Screen LIBOR Page, then the rate used shall be a rate per annum equal to the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%); provided, however, that if, for any reason, such a rate is not published by the British Bankers’ Association or available on the Reuters Screen LIBOR Page, the rate used shall be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which Agent determines that U.S. dollars in an amount comparable to the amount of the applicable Revolving Advances are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by Agent; divided by

(b)                                 a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System; such rate (if greater than zero) to be rounded upward to the next whole multiple of one-sixteenth of one percent (.0625%).

“Advances” shall mean and include the Revolving Advances and the Letters of Credit.

“Advance Rates” shall have the meaning set forth in Section 2.1(a).

“Affiliate” of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of directors (or managing member or general partner, as appropriate) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, provided, however, that the definition of “Affiliate” shall exclude any portfolio company of an entity described in clauses (i) or (ii) of the definition of “Jefferies Entities”.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Amended and Restated Loan and Security Agreement, as amended, restated, modified and supplemented from time to time.

“AmSouth” shall mean AmSouth Bank, an Alabama banking corporation.

“Applicable Margin” shall mean the applicable percentage specified below:

TYPE OF REVOLVING ADVANCE	APPLICABLE MARGIN FOR DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
Revolving Advances	Minus 0.50%	1.50%

“Asset Acquisition” means:

(1) an Investment by Holdings or any Restricted Subsidiary of the Loan Parties in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Loan Parties  or any Restricted Subsidiary of the Loan Parties, or shall be merged with or into Holdings or any Restricted Subsidiary of the Loan Parties, or

(2) the acquisition by Holdings or any Restricted Subsidiary of the Loan Parties of the assets of any Person (other than a Restricted Subsidiary of the Loan Parties) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien in accordance with this Agreement) for value by (x) Holdings or any of its Restricted Subsidiaries to any Person other than a Loan Party or (y) a Foreign Restricted Subsidiary to any Person other than Holdings or a Wholly Owned Restricted Subsidiary of the Loan Parties of:

(1)                  any Capital Stock of any Restricted Subsidiary of the Loan Parties; or

(2)                  any other property or assets of Holdings or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(A)                              a transaction or series of related transactions for which Holdings or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

(B)                                the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Loan Parties as permitted under Section 7.1;

(C)                                any dividend, distribution, purchase, redemption or retirement of any Capital Stock permitted under Section 7.6, any Investment permitted under Section 7.4 or loans permitted under Section 7.5;

(D)                               the sale or other disposition of Cash Equivalents;

(E)                                 the sale or other disposition of used, worn out, obsolete or surplus equipment;

(F)                                 the sale of an Unrestricted Subsidiary;

(G)                                dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in a bankruptcy or similar proceeding and exclusive of factoring or similar arrangements; and

(H)                               the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Loan Parties and their Restricted Subsidiaries.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Base Rate” shall mean a variable rate of interest per annum equal to the rate of interest from time to time published by the Board of Governors of the Federal Reserve System in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank Prime Loan Rate, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  Base Rate also includes rates published in any successor publications of the Federal Reserve System reporting the Bank Prime Loan Rate or its equivalent.  The statistical release generally sets forth a Bank Prime Loan Rate for each Business Day.  The applicable Bank Prime

Loan Rate for any date not set forth in such statistical release or equivalent document shall be the rate set forth for the last preceding date.  In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank Prime Loan Rate or equivalent, the term “Base Rate” shall mean a variable rate of interest per annum equal to the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate as determined by Agent announced from time to time by any of the three largest banks (based on combined capital and surplus) headquartered in New York, New York (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank).

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrower’s Account” shall have the meaning set forth in Section 2.7, and Borrowers’ Account shall mean both Borrower’s Accounts, collectively.

“Borrowing Base Certificate” shall mean a certificate duly executed by an officer of each Borrower appropriately completed and in substantially the form of Exhibit A.

“Business Day” shall mean with respect to Eurodollar Rate Loans, any day on which commercial banks are open for domestic and international business, including dealings in Dollar deposit, in London, England and New York, New York and with respect to all other matters, any day other than a day on which commercial banks in New York are authorized or required by law to close.

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in accordance with GAAP consistently applied, should be accounted for as a capital lease.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity (including equity issued by a Foreign Subsidiary) whether voting or non-voting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; and (c) certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the

United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and whose debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency and not subject to setoff rights in favor of such bank.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of any Loan Party to a Person who is not one of the Jefferies Entities; (b) less than forty percent (40%) of any class of the Capital Stock of Holdings is owned and controlled by (including for the purposes of the calculation of percentage ownership, any shares of Capital Stock into which any Capital Stock of Holdings is convertible or for which any such shares of the Capital Stock of any Loan Party or of any other Person may be exchanged and any shares of Capital Stock issuable upon exercise of any warrants, options or similar rights which may at the time of calculation be held by any Person) the Jefferies Entities; (c) except as expressly permitted in this Agreement, the occurrence of any merger or consolidation of or with Holdings or sale of all or substantially all of the property or assets of Holdings; or (d) except as expressly permitted in this Agreement, the sale by Holdings of any shares of the Capital Stock of any Subsidiary; and provided, that in no event shall any transaction set forth in clauses (c) or (d) of this definition constitute a Change of Control so long as the surviving entity assumes all obligations of the other Loan Party under and/or in connection with this Agreement.  For purposes of clause (a) of this definition, “control of Loan Party” shall mean the power, direct or indirect (x) to vote 50% or more of the securities having ordinary voting power for the election of directors (or managing member or general partner, as appropriate) of any Loan Party or (y) to direct or cause the direction of the management and policies of any Loan Party by contract or otherwise.  In addition, the term “Change of Control” shall include such term as defined in the Senior Note Agreement.

“Charge(s)” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, Capital Stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or, in the case of ERISA and environmental “Charges”, any of such Loan Party’s Affiliates to the extent resulting from controlled group liability.

“Closing Date” shall mean February 1, 2005 or such other date as may be agreed to by the parties hereto in writing.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall mean and include:

(a)                                  all Receivables;

(b)                                 all Inventory;

(c)                                  all of each Loan Party’s right, title and interest in and to (i) all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all supporting obligations and all additional amounts due to any Loan Party from any Customer relating to the Receivables; (iv)  all supply agreements and agreements with Customers with respect to Receivables and Inventory, indemnification claims under the Acquisition Documents solely to the extent relating to Receivables and Inventory, and warranty claims relating to any Inventory; (v) if and when obtained by any Loan Party, all real and personal property of third parties in which such Loan Party has been granted a lien or security interest as security for the payment or enforcement of Receivables; (vi) any other goods, personal property or real property now owned or hereafter acquired in which any Loan Party may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Loan Party (excluding the Excluded Assets), (vii) commercial tort claims solely to the extent related to any of the foregoing and (viii) all Term Intercompany Notes required under the terms of  Section 6.11(ii) to be secured by the security agreements described in such Section 6.11(ii);

(d)                                 all of each Loan Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents relating to clauses (a), (b) and (c) of this definition; and

(e)                                  all proceeds and products of clauses (a), (b), (c) and (d) of this definition in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof, as same may be adjusted upon any assignment by a Lender pursuant to Section 17.3.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 17.3, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Commitments” shall mean, as to any Lender, its obligation to make Advances (including participating in Letters of Credit) in an aggregate amount not to exceed at any one time outstanding the amount set forth below such Lender’s name on the signature page hereof under the heading “Commitment”, as same may be adjusted in accordance with this Agreement.

“Commodity Agreement” means any hedging agreement or other similar agreement or arrangement designed to protect Loan Parties against fluctuations in commodity prices.

“Consents” shall mean all filings and all material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)                   Consolidated Net Income; and

(2)                   to the extent Consolidated Net Income has been reduced thereby:

(A)                              all income and franchise taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(B)                                Consolidated Fixed Charges;

(C)                                Consolidated Non-cash Charges;

(D)                               (a) customary fees and expenses of the Holdings and its Restricted Subsidiaries payable in connection with (i) the issuance and maintenance of the Senior Notes and the related borrowing under this Agreement, (ii) any Equity Offering, (iii) the incurrence, maintenance, termination or repayment of Indebtedness permitted by Section 7.7, (iv) the Acquisition and any acquisition permitted under the Senior Note Agreement and (v) compliance with the Federal securities laws and the Sarbanes-Oxley Act of 2002 for a period of 12 months following the Closing Date, (b) extraordinary bonus payments payable to the officers and employees of the Loan Parties pursuant to Loan Parties’ 2004 Bonus Plan in respect of the Loan Parties’ 2004 fiscal year and (c) bonuses and fees payable to existing stockholders, directors, officers and employees of Loan Parties, lenders, financial advisors and other Persons in connection with the Acquisition on or substantially contemporaneous with the Closing Date;

(E)                                 restructuring charges (as determined in accordance with GAAP) relating to the consolidation of operations or reduction in head-court;

(F)                                 any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

(G)                                any increase in cost of sales expense as a result of the Loan Parties’ adoption of the LIFO method of costing inventory after the Closing Date,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the “Four Quarter Period”) most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)                  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2)                  any Asset Sale or other disposition of operations or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or other disposition of operations or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness;

(3)                  any Person that is a Restricted Subsidiary on the Transaction Date (or would become a Restricted Subsidiary on such Transaction Date in connection with the transaction requiring determination of such Consolidated EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Four Quarter Period; and

(4)                  any Person that is not a Restricted Subsidiary on the Transaction Date (or would cease to be a Restricted Subsidiary on such Transaction Date in connection with the transaction requiring determination of such Consolidated EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Four Quarter Period.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)                  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)                  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)                  Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs); plus

(2)                  the product of (x) the amount of all cash dividend payments (other than dividends paid by Subsidiaries to Holdings or to Holdings’ Wholly-Owned Restricted Subsidiaries) on any class or series of Preferred Stock of such Person paid or in the case of any such class or series of Preferred Stock that is Disqualified Capital Stock, paid, accrued or scheduled to be paid or accrued, in each case, during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, as estimated in good faith by the chief financial officer of the Loan Parties, expressed as a decimal.

“Consolidated Fixed Charge Coverage Test” shall mean, after giving effect to the incurrence or assumption of the subject Indebtedness, whether the Consolidated Fixed Charge Coverage Ratio of the Loan Parties will be greater than: (i) 2.0 to 1.0 prior to the first anniversary of the Closing Date and (ii) 2.25 to 1.0 on and after the first anniversary of the Closing Date.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount, (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, and (c) net cash costs under all Interest Swap Obligations (including amortization of fees), but excluding amortization of debt issuance costs and excluding accrued dividends on preferred stock that is reclassified as Indebtedness due to a change in accounting principles.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1)                                  after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2)                                  after-tax items classified as extraordinary gains or losses;

(3)                                  the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4)                                  the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(5)                                  any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date;

(6)                                  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7)                                  all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8)                                  the cumulative effect of a change in accounting principles;

(9)                                  interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;” and

(10)                            non-cash charges resulting from the impairment of intangible assets.

Notwithstanding the foregoing, for purposes of calculating Consolidated Net Income for any period, Consolidated Net Income for such period shall (except for purposes of calculating Consolidated Net Income for such period as used in clause (1) of the definition of the term “Consolidated EBITDA”) include, to the extent Consolidated Net Income for such period has been reduced thereby, any non-cash charges associated with the purchase accounting write-up of inventory, including without limitation, pursuant to FAS 141.

“Consolidated Net Tangible Assets” shall mean, as of any date of determination and with respect to any Person, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of such Loan Party for the most recently ended fiscal quarter for which internal financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (A) including, but not limited to, (i) non-cash charges attributable to the grant, exercise or repurchase of options for or shares of Qualified Capital Stock to or from employees of such Person and its consolidated subsidiaries, (ii) unrealized losses resulting solely from the marking to market of derivative securities or securities held in deferred compensation plans, (iii) non-cash charges associated with the amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated subsidiaries during such period, (iv) amortization expense associated with the purchase accounting write-up of tangible and intangible assets and (v) non-cash charges associated with the purchase accounting write-up of inventory, including, without limitation, pursuant to FAS 141, but (B) excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designated to protect Loan Parties against fluctuations in currency values.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall mean the U.S. Customs Service and any successor thereto.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1.

“Defaulting Lender” shall have the meaning set forth in Section 2.15(a).

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the Original Term for cash or is convertible into or exchangeable for debt securities of Loan Parties at any time prior to such anniversary.

“Documentary Letters of Credit” shall mean all Letters of Credit issued in connection with this Agreement to pay the purchase price for Inventory purchased by a Borrower.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Revolving Advance that bears interest based upon the Base Rate.

“Domestic Restricted Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

“Edgen Alloy” shall have the meaning set forth in the preamble to this Agreement.

“Edgen Canada” shall mean Edgen Canada Corp., a Canadian corporation and a wholly-owned Subsidiary of Holdings.

“Edgen Carbon” shall have the meaning set forth in the preamble to this Agreement.

“Eligible Inventory” shall mean and include Inventory (excluding work in process) owned by a Borrower, located at any of those locations listed on Schedule 4.5 and which is either in the possession of a Borrower or is subject to a bailee waiver, as applicable, and which is subject to a landlord waiver (to the extent it is located on premises leased by a Borrower), in each case acceptable in form and substance to Agent, which is not, in Agent’s opinion, obsolete, slow-moving or unmerchantable and which Agent, in the good faith exercise of its reasonable judgment, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than Permitted Encumbrances described in clauses (a), (b) (f), (i), (j) and (k) of the definition thereof that in each case are subordinate to the Lien of Agent) and whether the Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof.  Eligible Inventory shall not include licensed or private label Inventory, unless (i) a Loan Party is the owner of such license or private label, or (ii) a consent, in form and substance satisfactory to Agent, has been obtained from the owner of such license or private label with respect to Agent’s security interest in such Inventory.  The inclusion of Inventory in Eligible Inventory notwithstanding the absence of a landlord waiver or bailee waiver, as applicable, shall not limit Agent’s ability to exclude such Inventory from Eligible Inventory in the future.

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the ordinary course of such Borrower’s business and which Agent, in the good faith exercise of its reasonable judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate.  A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances described in clauses (a), (b) (f), (i), (j) and (k) of the definition thereof that in each case are subordinate to the Lien of Agent), and is evidenced by an invoice or other documentary evidence satisfactory to Agent.  In addition, no Receivable shall be an Eligible Receivable if:

(a)                                  it arises out of a sale made by any Borrower to a Subsidiary, another Borrower or an Affiliate of any Borrower or to a Person controlled by a Subsidiary or an Affiliate of any Borrower;

(b)                                 it is due or unpaid more than sixty (60) days after the original due date, not to exceed ninety (90) days after the original invoice date;

(c)                                  fifty percent (50%) or more of the Receivables owing to any Borrower or to Borrowers in the aggregate from such Customer are not deemed Eligible Receivables hereunder;

(d)                                 any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)                                  the applicable Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state, federal or foreign bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f)                                    the underlying sale is to a Customer outside the United States of America or Canada, unless such sale is on letter of credit, guaranty, acceptance terms or supported by credit insurance, in each case acceptable to Agent in its reasonable discretion;

(g)                                 the underlying sale to the Customer is on a bill-and-hold basis or is a guaranteed sale or is on a sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper; provided, however, that Receivables that arise from bill-and-hold sales with no more than four (4) Customers at any one time (in a maximum aggregate amount of $1,000,000 for such four (4) Customers taken in the aggregate) shall not be excluded from Eligible Receivables under this clause (g) if, with respect to such Receivables, the applicable Borrower provides Agent with a letter to such Borrower and Agent from the applicable Customer which sets forth the agreement of such Customer to pay such Receivables in form and substance satisfactory to Agent in its sole discretion;

(h)                                 Agent believes, in the good faith exercise of its reasonable judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i)                                     the applicable Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j)                                     the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k)                                  such Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of any Borrower or such Receivable is contingent in any respect or for any reason;

(l)                                     the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(m)                               any return, rejection or repossession of the applicable merchandise has occurred;

(n)                                 such Receivable is not payable to the applicable Borrower;

(o)                                 (i) such Receivables are with respect to a Customer located in New Jersey, Minnesota, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless the applicable Borrower is incorporated under the laws of such state or has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year or the Agent is not in fact denied access to the courts of such jurisdiction and (ii) Agent, in its good faith exercise of its reasonable discretion, deems such Receivables to not be Eligible Receivables; or

(p)                                 such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its reasonable judgment.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d).

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, authoritative interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Loan Party all of such Loan Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Documents” shall mean the (i) Securities Holders Agreement dated as of February 1, 2005 by and among EAC, ING Furman Selz Investors III, L.P., ING Barings Global Leveraged Equity Plan Ltd., ING Barings U.S. Leveraged Equity Plan LLC and the other Investors named therein, (ii) the Securities Purchase Agreement dated as of February 1, 2005 by and among EAC and the Management Investors (as defined therein) named therein, and (iii) the Securities Purchase Agreement dated as of February 1, 2005 by and among EAC, ING Furman Selz Investors III, L.P., ING Barings Global Leveraged Equity Plan Ltd. and ING Barings U.S. Leveraged Equity Plan LLC.

“Equity Offerings” means any private or public offering of Capital Stock of Holdings or any holding company of Holdings to any Person (other than issuances upon exercise of options by employees of any holding company, Holdings or any of the Restricted Subsidiaries).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the rate per annum (such Eurodollar Rate to be adjusted to the next higher 1/100 of one percent (1%)) equal to the Adjusted LIBOR Rate.

“Eurodollar Rate Loan” shall mean a Revolving Advance at any time that bears interest based on the Adjusted LIBOR Rate.

“Event of Default” shall mean the occurrence and continuance of any of the events set forth in Article X.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean:

(1)                                  any lease, license, contract, property right or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien under this Agreement and the Other Documents (i) is prohibited by applicable law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor of such Lien therein pursuant to applicable law, or (ii) would require the consent of third parties and such consent shall not have been obtained, or (iii) would constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such consent requirement or other term thereof would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien of Agent, immediately and automatically, at such time as such consequences will no longer result;

(2)                                  leasehold interests in real property with respect to which any Loan Party is a tenant or subtenant;

(3)                                  Capital Stock of each Loan Party and each Subsidiary of each Loan Party;

(4)                                  property and assets owned by any Loan Party that are the subject of Permitted Encumbrances  described in clause (g) of the definition hereof for so long as such Permitted Encumbrances are in effect; and

(5)                                  Motor Vehicles with a fair market value of less than $50,000.

“Existing Other Documents” shall mean all promissory notes, guaranties, security agreements and any and all other agreements, instruments and documents executed by any Loan Party and/or delivered to Agent, any Lender or any Issuer in connection with the Existing Loan Agreement (excluding any pledge agreements or other agreements that are expressly modified by Agent under Section 17.19 of this Agreement).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of Holdings acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of Holdings; provided, however, that with respect to any price less than $2.5 million only the good faith determination by Holdings’ senior management shall be required.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

“Fee Letter” shall mean the fee letter agreement dated as of the date hereof, among Loan Parties and GMAC CF.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“Four Quarter Period” shall have the meaning set forth, in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“GMAC CF” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Guaranty” shall mean the guaranty set forth in Article XV of this Agreement and any other guaranty of the obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d).

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the rules, regulations, policies and guidelines adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation as hazardous waste under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted during the term hereof relating to hazardous waste disposal.

“Holdings” shall have the meaning set forth in the preamble to this Agreement.

“Indebtedness” of a Loan Party on a particular date shall mean, without duplication:

(a)                                  Capitalized Lease Obligations;

(b)                                 all Indebtedness of any other Person which such Loan Party has guaranteed to the extent such Indebtedness is of the type referred to in clauses (a), (c) through (h) and (j);

(c)                                  all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Loan Party;

(d)                                 all liabilities under interest rate swap and interest rate protection agreements of any kind and all obligations under Currency Agreements and Commodity Agreements of such Person;

(e)                                  all indebtedness for borrowed money to the extent such Indebtedness would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP;

(f)                                    the Obligations;

(g)                                 notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money to the extent the foregoing would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP;

(h)                                 any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument (but excluding trade accounts payable, not past due in accordance with the customary terms granted by the applicable vendor to the Loan Party, or other accrued liabilities arising in the ordinary course of business or any deferred purchase price represented by “earnouts” consistent with such Person’s past practice) to the extent such obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP;

(i)                                     all Indebtedness of any other Person of the type referred to in clauses (a) through (h) and clause (j) secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, the amount of any such Indebtedness being deemed to be the lesser of the fair market value of the property or assets securing such Indebtedness or the face amount of such Indebtedness;

(j)                                     all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments to the extent such obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP; and

(k)                                  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, Indebtedness shall not include any Capital Stock (other than Disqualified Capital Stock).  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock.

“Individual Formula Amount” shall mean, at the date of determination thereof, with respect to each Borrower an amount equal to: (a) up to the Receivables Advance Rate of Eligible Receivables of such Borrower, plus (b) up to the Inventory Advance Rate of the value of Eligible Inventory of such Borrower; minus (c) Reserves.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the Closing Date by and between the Agent and the Senior Note Agent, as acknowledged and agreed to by the Loan Parties, as the foregoing may be amended, restated modified or supplemented in accordance with its terms.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of such Loan Party, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii).

“Investments”  shall have the meaning set forth in Section 7.4.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms thereof (it being agreed that so long as GMAC CF shall be Agent or a Lender, then the Issuer shall be General Motors Acceptance Corporation; provided, however, that in the event that GMAC CF is neither the Agent nor a Lender, the “Issuer” with respect to all subsequently issued Letters of Credit shall be a Lender selected by the Borrowers to the extent such Lender agrees to be the Issuer).

“Jefferies Entities” shall mean (i) ING Furman Selz Investors III L.P., ING Barings Global Leveraged Equity Plan Ltd., ING Barings U.S. Leveraged Equity Plan LLC, FS Private Investments III LLC and (ii) any investment vehicle that is owned or controlled (whether through ownership of securities having a majority of the voting power or through management of investments) by any of the Persons listed in clause (i), but excluding any portfolio companies of any Person listed in clause (i) or (ii).

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender Default” shall have the meaning set forth in Section 2.15(a).

“Letter of Credit Application” shall have the meaning set forth in Section 2.9.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Obligations” shall mean the sum of (x) the aggregate undrawn amount of Letters of Credit plus the aggregate amount of any draws or other amounts paid or disbursed under Letters of Credit which have not been reimbursed (whether through the making of a Revolving Advance or otherwise).

“Letters of Credit” shall have the meaning set forth in Section 2.8.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference,

priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Loan Parties on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Loan Parties and their respective Subsidiaries.

“Loan Party” shall mean, individually, each Borrower and each Guarantor, and “Loan Parties” shall mean, collectively, the Borrowers and the Guarantors.

“Loan Year” means, collectively, the period of twelve (12) consecutive months commencing on the Closing Date and ending on the day prior to the first anniversary of the Closing Date, together with each subsequent period of twelve consecutive months commencing on the anniversary of the Closing Date and ending on the day prior to the next anniversary of the Closing Date.

“Management Agreement” shall mean that certain Management Agreement dated February 1, 2005 by and among Holdings and FS Private Investments LLC.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition, operations, assets or business of the Loan Parties on a consolidated basis, (b) any Loan Party’s ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Maximum Revolving Advance Amount” shall mean $20,000,000.

“Monthly Advances” shall have the meaning set forth in Section 3.1.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Non-Defaulting Lenders” shall have the meaning set forth in Section 2.15(b).

“Note” or “Notes” shall mean, individually or collectively, the Revolving Credit Note.

“Obligations” shall mean and include any and all of each Loan Party’s indebtedness and/or liabilities to Agent, Lenders or any Issuer of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, evidenced by this Agreement and/or  the Other Documents (including all interest accruing after the commencement of any bankruptcy or similar proceeding whether or not enforceable in such proceeding) and all obligations of any Loan Party to Agent, Lenders or any Issuer to perform acts or refrain from taking any action under this Agreement and/or the Other Documents.

“Original Closing Date” shall mean February 27, 2004.

“Original Fee Letter” shall mean the fee letter agreement dated February 27, 2004, among Loan Parties and GMAC CF.

“Original Term” shall have the meaning set forth in Section 13.1.

“Other Documents” shall mean the Notes, the Questionnaire, any Guaranty, any pledge agreement, the Existing Other Documents and any and all other agreements, instruments and documents, including, without limitation, guaranties, security agreements, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent, any Lender or any Issuer in respect of the transactions contemplated by this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Other Documents.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.  The term “Parent” shall include, without limitation, Holdings.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Payment Office” shall mean initially 3000 Town Center, Suite 280, Southfield, Michigan 48075; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowers and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” shall mean acquisitions by a Loan Party of assets or Capital Stock of another Person who is not a Loan Party (so long as after giving effect to such acquisition an Event of Default will not be in existence), whether directly or indirectly, including by merger, consolidation or otherwise, whereby (x) the Loan Party is the surviving entity or (y) the surviving entity assumes all of such Loan Party’s Obligations and becomes a Loan Party hereunder.  “Permitted Acquisitions” shall include the acquisition by a Loan Party of the Capital Stock of a Person who would constitute a Foreign Subsidiary after such acquisition; provided, however, it shall exclude the merger into, or acquisition of a Loan Party by, a Person that is organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent, Lenders and/or any Issuer, which, in each case, secure Obligations; (b) Liens for taxes, assessments or other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA), which are in each case not delinquent or are being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Loan Parties; provided, that, a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) Liens (other than any Lien imposed pursuant to any of the provisions of ERISA) incurred or deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) Liens (other than any lien imposed pursuant to any of the provisions of ERISA) incurred or deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Loan Party’s business; (f) judgment Liens that have been stayed or bonded or do not give rise to an Event of Default and statutory Liens of mechanics’, workers’, materialmen’s or other similar Liens arising under law arising in the ordinary course of any Loan Party’s business with respect to which obligations are not due or which are being contested in good faith by the applicable Loan Party; (g) Liens placed upon fixed assets or real property hereafter acquired to secure a portion of the purchase price thereof and Liens created under Capital Leases, provided that (x) any such Lien shall not encumber any property of the Loan Parties other than the subject fixed assets or real property and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases and/or Capital Leases during any fiscal year shall not exceed the aggregate amount of $5,000,000; (h) Liens with respect to indebtedness of one Loan Party to another Loan Party; (i) Liens in favor of the Senior Note Agent for the benefit of the Senior Noteholders under the Senior Note Agreement, which, in each case, secure the Senior Note Obligations and are permitted under and are subject to the Intercreditor Agreement; (j) Liens in favor of the Subordinated Lenders under the Subordinated Debt Documentation, which, in each case, secure the Subordinated Debt and are permitted under and are subject to the Subordination Agreement; (k) Liens consented to in writing by Agent and Required Lenders (which consent may be withheld in the sole discretion of Agent and Required Lenders); (l) Liens disclosed on Schedule 7.2.; (m) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Loan Parties and any exception to title to the owned real property appearing on policies of title insurance relating thereto; (n) Liens on assets (other than assets described in the definition of Collateral but including Collateral described in clause (c)(vi) of the definition thereof) securing Acquired Indebtedness permitted under this Agreement and any refinancing thereof (provided that such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by a Loan Party and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by such Loan Party and such Liens do not extend to or cover any property or assets of any Loan Party other than the assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Loan Party (in any event specifically excluding any assets described in the definition of Collateral but including Collateral described in clause (c)(vi) of the definition thereof) and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Loan Party and provided, further that the holder of any such Lien on real property shall execute and deliver a mortgagee waiver, in form and substance satisfactory to Agent, in order for such Liens to be permitted hereunder); (o) leases or subleases of real property and equipment granted to Persons other than the Loan Parties in the ordinary course of business, and not materially interfering with the ordinary course of business of the Loan Parties; (p) Liens under licensing agreements entered into by Loan Parties as licensee in the ordinary course of business by the Loan Parties for the use by the Loan Parties of intellectual property; (q) Liens arising from (i) operating leases and precautionary UCC financing statement filings in respect thereof and (ii) precautionary UCC financing statement filings in respect of equipment or other materials which are not owned by a Loan Party located on the premises of a Loan Party (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business; (r) Liens securing Indebtedness permitted to be refinanced under Section

7.7, but only covering assets which secured the Indebtedness being refinanced and (s) Liens on assets (other than Collateral but including Collateral described in clause (c)(vi) of the definition thereof) incurred in the ordinary course of business of the Loan Parties securing obligations that do not exceed $2,000,000 at any time outstanding.

“Permitted Investments” shall mean (a) Investments by the Loan Parties in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into a Borrower or a Guarantor, or that transfers or conveys all or substantially all of its assets to a Borrower or a Guarantor, provided that after giving effect to such Investment, no Default or Event of Default shall be in existence and provided, further, that this clause (a) shall exclude Investments in Persons who will be Foreign Subsidiaries after giving effect to such Investment; (b) Investments in the Senior Notes, so long as Undrawn Availability shall equal or exceed $10,000,000 after giving effect thereto; (c) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers; (d) receivables owing to the Loan Parties which are overdue in payment; (e) Investments in Foreign Subsidiaries of Holdings organized under the laws of Canada or any Province thereof by Holdings or any domestic Loan Party; provided that the aggregate amount of such Investments outstanding at any time in reliance of this clause (e) (after giving effect to any such Investments or any portions thereof that are returned to Holdings or any domestic Loan Party in cash on or prior to the date of such calculation), plus any loans made under Section 7.5(d),  shall not exceed $2,500,000; (f) Investments in Foreign Subsidiaries of Holdings organized under the laws of Canada or any Province thereof by Holdings or any domestic Loan Party; provided that (i) the aggregate amount of such Investments outstanding at any time in reliance of this clause (f) (i) after giving effect to any such Investments or any portions thereof that are returned to Holdings or any domestic Loan Party in cash on or prior to the date of such calculation), plus any loans made under Section 7.5(e), shall not exceed 5% of the Consolidated Net Tangible Assets of Holdings or its Subsidiaries, (ii) each such Investment is used by each such Foreign Subsidiary (A) for working capital purposes or (B) substantially contemporaneous with its receipt thereof to purchase all or substantially all of the assets of, or all of the Capital Stock of, any Person (other than a Subsidiary of Holdings) engaged in a business substantially similar or complementary to the business of the Loan Parties primarily in Canada (including by means of a merger, consolidation or other business combination permitted under this Agreement), which Person shall become a Foreign Subsidiary of Holdings in the case of where such purchase is of all of the Capital Stock of such Person and (iii) any such Investment made in reliance upon this clause (f) may continue to be maintained notwithstanding that such Investment if made thereafter would not comply with the requirements of this clause (f); (g) Investments in existence on the date hereof; (h) Investments in Foreign Subsidiaries of Holdings by Holdings or any domestic Loan Party; provided that the aggregate amount of such Investments outstanding at any time in reliance of this clause (h) (after giving effect to any such Investments or any portions thereof that are returned to Holdings or any domestic Loan Party in cash on or prior to the date of such calculation), plus any loans made under Section 7.5(i),  shall not exceed $2,500,000; (i) Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business and consistent with past practice; (j) Investments in non-cash consideration received in connection with a disposition permitted under Section 7.1(b); (k) Investments in Loan Parties that constitute Indebtedness permitted hereunder; (l) Investments made by Holdings to the extent the consideration for such Investment consists solely of its Capital Stock and (m) additional Investments (including Investments in any Foreign Subsidiary or Subsidiaries) in an aggregate amount not to exceed, together with any loans made under Section 7.5(n), $5,000,000 at any time outstanding.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Phase I Reports” shall mean the Phase I Environmental Site Assessment and Limited Compliance Review, Edgen Corporation, 2421 North Line Road, Port Allen, Louisiana, prepared by Environmental Resources Management (dated January 5, 2005) and the Phase I Environmental Site Assessment and Limited Compliance Review, Edgen Corporation, 3595 State Road 60 East, Bartow, Florida, prepared by Environmental Resources Management (misdated December 5, 2004).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Loan Parties or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” shall mean Indebtedness incurred by a Borrower constituting (x) the purchase price for fixed assets or real property and/or (y) Capitalized Lease Obligations, to the extent (i) secured by a Permitted Encumbrance described in clause (g) of the definition thereof and (ii) that the aggregate annual amount of such Indebtedness and/or Capitalized Lease Obligations outstanding during any fiscal year shall not exceed $5,000,000 for Borrowers in the aggregate.

“Purchasing Lender” shall have the meaning set forth in Section 17.3(c).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Questionnaire” shall mean the Documentation Information Questionnaire and the responses thereto provided by Loan Parties and delivered to Agent.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Loan Party’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (including, without limitation, all health-care insurance receivables), contract rights, instruments (including promissory notes and other instruments evidencing Indebtedness owed to Loan Parties by their Affiliates), documents, chattel paper (whether tangible or electronic), general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Loan Party, each of which is arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i).

“Release” shall have the meaning set forth in Section 5.7(c).

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder as to which the requirement to file a notice with the PBGC has not been waived under PBGC or other applicable regulations.

“Required Lenders” shall mean Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding at least sixty-six and two-thirds percent (66 2/3%)of the Commitment Percentages; provided, however, that at all times when there shall be two or fewer Lenders hereunder, “Required Lenders” shall mean Lenders holding one hundred percent (100%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding one hundred percent (100%) of the Commitment Percentages.

“Reserves” shall mean such reserves as Agent may reasonably deem proper and necessary from time to time.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Revolving Advances” shall mean Advances made other than Letters of Credit.

“Revolving Credit Note” shall have the meaning set forth in Section 2.1(a).

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus the Applicable Margin per annum with respect to Domestic Rate Loans that are Revolving Advances and (b) the sum of the Eurodollar Rate plus the Applicable Margin per annum with respect to Eurodollar Rate Loans that are Revolving Advances.

“Senior Note Agent” shall mean The Bank of New York, in its capacity as collateral agent under the Senior Note Agreement.

“Senior Note Agreement” shall mean the Indenture dated February 1, 2005 among Holdings, certain Loan Parties, The Bank of New York, as Trustee, and Senior Note Agent, as the foregoing may be amended, restated, modified and supplemented from time to time in accordance with Section 7.17 hereof.

“Senior Note Documents” shall mean the Senior Note Agreement and all agreements, instruments and documents, including, without limitation, guaranties, security agreements, pledges, powers of attorney, consents and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Senior Note Agent or any Senior Noteholder in respect of the transactions contemplated by the Senior Note Agreement.

“Senior Noteholder” shall mean each Person in whose name the notes under the Senior Note Agreement are registered on the registrar’s books, and all permitted successors and assigns thereof.

“Senior Note Obligations” shall mean all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursement, damages and other liabilities and amounts payable under the Senior Note Documents.

“Settlement Date” shall mean the Closing Date and thereafter every Business Day designated by Agent as a “Settlement Date” by notice from Agent to each Lender, but not less frequently than weekly.

“Significant Subsidiary” shall mean, with respect to any Person, any Subsidiary of a Loan Party that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Standby Letters of Credit” shall mean all Letters of Credit issued in connection with this Agreement as a credit enhancement for certain Indebtedness (other than Indebtedness for borrowed money) of Borrowers.

“Subordinated Debt” shall mean all Indebtedness of any Loan Party under or in connection with the Subordinated Debt Documentation.

“Subordinated Debt Documentation” shall mean the Subordinated Notes and all related agreements, instruments and other documents executed and delivered in connection therewith (including, without limitation, the Subordination Agreement).

“Subordinated Lenders” shall mean, collectively, the holders of Subordinated Debt and their respective successors and assigns.

“Subordinated Notes” those certain notes that are anticipated to be executed by the Loan Parties in favor of the Subordinated Lenders subsequent to the Closing Date hereof.

“Subordination Agreement” shall mean any Subordination Agreement to be entered into among Agent on behalf of the Lenders, Senior Note Agent on behalf of the Senior Noteholders, Loan Parties and Subordinated Lenders or their duly authorized representative, in substantially the form of Exhibit B hereto.

“Subsidiary” of a Person shall mean a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Taxes” means  any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Agent’s or each Lender’s net income in any the jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which such Lender or the

Agent, as the case may be, is organized or maintains a lending office, and (ii) any U.S. federal withholding tax that is imposed on amounts payable to any Lender at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 3.9(e).

“Term” shall mean the period commencing on the Closing Date and ending on the Termination Date.

“Termination Date” shall have the meaning set forth in Section 13.1.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan.

“Toxic Substance” shall mean and include any material present on the Real Property which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5.

“Transaction Date” shall have the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Transaction Documents” shall have the meaning set forth in Section 8.1(c).

“Transferee” shall have the meaning set forth in Section 17.3(b).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding beyond normal trade terms (except to the extent consistent with the past business practices of such Borrower) plus (iii) accrued interest under this Agreement and fees and expenses for which any Borrower is liable under this Agreement but which have not been paid or charged to any Borrower’s Account.

“Unrestricted Subsidiary” of any Person means:

(1)                  any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)                  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1)                  Holdings certifies to the Agent that such designation complies with Section 4.09 of the Senior Note Agreement; and

(2)                  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries.

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)                  immediately after giving effect to such designation, Holdings is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness as defined in the Senior Note Agreement) in compliance with the Section 4.08 of the Senior Note Agreement; and

(2)                  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Agent by promptly filing with the Agent a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Week” shall mean the time period commencing with the opening of business on a Monday and ending on the end of business the following Sunday.

“Wholly-Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

Notwithstanding any other provision hereof, the defined terms Asset Acquisition, Asset Sale, Capitalized Lease Obligation, Consolidated EBITDA, Consolidated Fixed Charge Coverage Ratio, Consolidated Fixed Charges, Consolidated Interest Expense, Consolidated Net Tangible Assets, Domestic Restricted Subsidiary, Four Quarter Period, Preferred Stock, Equity Offering, Consolidated Net Income, Consolidated Non-cash Charges, Domestic Subsidiary, Equity Offering, Fair Market Value, Foreign Restricted Subsidiary, Interest Swap Obligations, Qualified

Capital Stock, Restricted Subsidiary, Transaction Date, and Wholly-Owned Restricted Subsidiary are included herein solely for use in connection with the Consolidated Fixed Charge Coverage Test.

1.3.                                                      UCC Terms.

All terms used herein and defined in the UCC shall have the meaning given therein unless otherwise defined herein.

1.4.                                                      Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement unless otherwise specified.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes (including the UCC) and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II.                                     ADVANCES, PAYMENTS.

2.1.                                                      Revolving Advances.

(a)                                  Revolving Advances.  Subject to the terms and conditions set forth in this Agreement (including, without limitation, Section 2.1(c)), each Lender, severally and not jointly, will make Revolving Advances to the Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) an amount equal to (i) the Maximum Revolving Advance Amount minus (ii) the aggregate amount of outstanding Letter of Credit Obligations and (y) an amount equal to the sum of:

(i)                                     up to 85%, subject to the provisions of Section 2.1(c) (the “Receivables Advance Rate”), of Eligible Receivables, plus

(ii)                                  up to the least of (A) 60%, subject to the provisions of Section 2.1(c), of the lesser of (I) the aggregate cost, calculated on a first-in-first-out basis, of Eligible Inventory at such time and (II) the aggregate fair market value of Eligible Inventory at such time, (B) 85%, subject to the provisions of Section 2.1(c), of the appraised net orderly liquidation value of Eligible Inventory (as determined by an appraiser acceptable to Agent and, for the purposes of this clause (B) only, without giving effect to any reduction of Eligible Inventory for slow-moving Inventory) at such time (the percentages set forth in clauses (A) and (B), each an “Inventory Advance Rate” and, together with the Receivables Advance Rate, the “Advance Rates”) and (C) $10,000,000; minus

(iii)                               the aggregate amount of outstanding Letter of Credit Obligations, minus

(iv)                              Reserves.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Section 2.1 (a)(y)(iv) at any time and from time to time shall be referred to as the “Formula Amount”.  The Revolving Advances shall be evidenced by one or more secured promissory notes (each, a “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b)                                 Individual Limits on Revolving Advances.  Without limiting the provisions of Section 2.1(a), in no event shall any Lender be obligated to make Revolving Advances to any Borrower in aggregate amounts outstanding at any time in excess of such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount minus the sum of (i) outstanding Revolving Advances made to the other Borrower and (ii) the aggregate amount of outstanding Letter of Credit Obligations or (y) such Borrower’s Individual Formula Amount minus the aggregate Letter of Credit Obligations outstanding with respect to such Borrower.

(c)                                  Discretionary Rights.  The Inventory Advance Rate may be decreased by Agent at any time and from time to time in the exercise of its reasonable discretion in the event that the Agent determines that the percentage of slow-moving Inventory has increased after the Closing Date.  Each Borrower consents to any such decreases and acknowledges that decreasing the Inventory Advance Rate or increasing the Reserves may limit or restrict Revolving Advances requested by Borrowers.

(d)                                 Existing Revolving Advances.  Upon the effectiveness of this Agreement, all Revolving Advances outstanding under the Existing Loan Agreement shall be deemed to be Revolving Advances outstanding under this Agreement.

2.2.                                                      Procedure for Borrowing.

(a)                                  Any Borrower may notify Agent prior to 11:00 a.m. (New York time) on a Business Day of such Borrower’s request to incur, on that day, a Revolving Advance hereunder.  Agent may, in its sole discretion, accept telephonic notices of borrowing; provided, however, that any such acceptance in one or more instances shall not create a course of dealing or require Agent to accept any telephonic notices in the future.  In addition, neither Agent nor any Lender shall incur any liability to any Loan Party in (x) acting upon any telephonic or other notice of borrowing that Agent believes in good faith to have been given by an officer or other person authorized to act on behalf of the applicable Borrower and/or (y) in refusing to act upon any telephonic or other notice of borrowing that Agent believes in good faith may not have been given by an officer or other person authorized to act on behalf of the applicable Borrower.  Any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent, Lenders and/or any Issuer, or with respect to any other Obligation, which shall become due, shall be deemed a request for a Revolving Advance by the Borrower obligated to pay such amount as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent, Lenders and/or any Issuer and such request shall be irrevocable.

(b)                                 Notwithstanding the provisions of (a) above, in the event any Borrower desires to obtain a Eurodollar Rate Loan, such Borrower shall give Agent at least three (3) Business Days’ prior written notice, specifying (i) the date of the proposed borrowing (which shall be a

Business Day), (ii) the type of Revolving Advance and the amount on the date of such Revolving Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $250,000 in excess thereof, and (iii) the duration of the first Interest Period therefor.  Interest Periods for Eurodollar Rate Loans shall be for one, two, three or six months.  No Eurodollar Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default.

(c)                                  Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as the requesting Borrower may elect as set forth in (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Termination Date.

(d)                                 The requesting Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be.  The requesting Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If Agent does not receive timely notice of the Interest Period elected by the applicable Borrower, such Borrower shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(e).

(e)                                  Provided that no Event of Default shall have occurred and be continuing, the applicable Borrower may, (i) on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, continue such loan as a Eurodollar Rate Loan or convert any such loan into a loan of another type in the same aggregate principal amount provided that any continuation or conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan; or (ii) on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount.  If the applicable Borrower desires to continue or convert a loan, such Borrower shall give Agent not less than three (3) Business Days’ prior written notice to continue a Eurodollar Rate Loan or convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day’s prior written notice to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such continuation or conversion, the loans to be continued or converted and (other than with respect to conversions from a Eurodollar Rate Loan to a Domestic Rate Loan) the duration of the first (or next, as appropriate) Interest Period therefor.  After giving effect to each request for Eurodollar Rate Loan, and/or such continuation and/or conversion, there shall not be outstanding more than four (4) Eurodollar Rate Loans, in the aggregate.

(f)                                    At its option and upon three (3) Business Days’ prior written notice, any Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment.  Such Borrower shall specify the date of prepayment of Revolving Advances which are Eurodollar Rate Loans and the amount of such prepayment.  In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, each Borrower and each other Loan Party shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g).

(g)                                 Each Loan Party shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, continuation of, conversion of or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of, a continuation of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowers shall be conclusive absent manifest error.

(h)                                 Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this Section 2.2(h), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder, as the case may be, shall forthwith be cancelled and the applicable Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type.  If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, the applicable Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to the applicable Borrower shall be conclusive absent manifest error.

2.3.                                                      Disbursement of Revolving Advance Proceeds.

All Revolving Advances shall be disbursed from whichever office or other place Agent may designate from time to time (subject to Section 3.10) and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to the applicable Borrower’s Account on Agent’s books.  During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.  The proceeds of each Revolving Advance requested by a Borrower or deemed to have been requested by a Borrower under Section 2.2(a) shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at Bank One N.A. or such other bank as such Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4.                                                      Maximum Revolving Advances.

The aggregate balance of Revolving Advances outstanding plus the aggregate amount of Letter of Credit Obligations at any time shall not exceed the lesser of (a) Maximum Revolving Advance Amount and (b) the Formula Amount.

2.5.                                                      Repayment of Revolving Advances.

(a)                                  The Revolving Advances shall be due and payable in full on the Termination Date subject to earlier prepayment as herein provided.

(b)                                 Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received.  In consideration of Agent’s agreement to conditionally credit the applicable Borrower’s Account as of the Business Day on which Agent receives those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations the same Business Day as confirmation to Agent by the Blocked Account bank, as provided for in Section 4.15(h), that such items of payment have been collected in good funds and credited to Agent’s account.  Agent is not, however, required to credit any Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge the applicable Borrower’s Account for the amount of any item of payment which is returned to Agent unpaid.

(c)                                  All payments of principal, interest and other amounts payable hereunder, or under any of the related agreements shall be made to Agent at the Payment Office not later than 1:00 p.m. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent.  Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the applicable Borrower’s Account or by making Revolving Advances as provided in Section 2.2.

(d)                                 Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.6.                                                      Repayment of Excess Advances.

The aggregate balance of Revolving Advances outstanding at any time in excess of the maximum amount of Revolving Advances permitted hereunder (including, without limitation, any Revolving Advances outstanding in excess of the individual Borrower limits set forth in Section 2.1(b)) shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.7.                                                      Statement of Account.

Agent shall maintain, in accordance with its customary procedures, a loan account for each Borrower (each, a Borrower’s Account”) in the name of the applicable Borrower in which shall be recorded the date and amount of each Advance made by Lenders with respect to such Borrower and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender.  Each month, Agent shall send to the Borrowers a statement for each Borrower showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between

Lenders and each Borrower, during such month.  The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by the Borrowers.  The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.8.                                                      Letters of Credit.

Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of Documentary Letters of Credit and Standby Letters of Credit (collectively, together with any Letters of Credit issued in connection with the Existing Loan Agreement, “Letters of Credit”) by the Issuer on behalf of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Advances plus (ii) outstanding Letter of Credit Obligations to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount; provided, further, however, that Agent will not be required to issue or cause to be issued any Letters of Credit for the account of any Borrower to the extent that the face amount of such Letters of Credit issued for such Borrower would then cause the sum of (i) the outstanding Revolving Advances to such Borrower plus (ii) the outstanding Letters of Credit issued or caused to be issued on behalf of such Borrower to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) such Borrower’s Individual Formula Amount.  The maximum amount of outstanding Letters of Credit for the account of Borrowers shall not exceed $5,000,000 in the aggregate at any time.  All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

2.9.                                                      Issuance of Letters of Credit.

(a)                                  Any Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Issuer’s standard form of letter of credit and security agreement and standard form of letter of credit application (collectively, the “Letter of Credit Application”) and any draft if applicable, completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request.  The applicable Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to arrange the issuance of any amendment, extension or renewal of any Letter of Credit.

(b)                                 Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or acceptances of issuance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) (a) with respect to Documentary Letters of Credit, have an expiry date not later than ninety (90) days after such Documentary Letter of Credit’s date of issuance or (b) with respect to Standby Letters of Credit, have an expiry date not later than six (6) months after such Standby Letter of Credit’s date of issuance, and (with respect to clauses (ii)(a) and (ii)(b) above) in no event having an expiry date later than the Termination Date unless Loan Parties provide cash collateral equal to not less than one hundred five percent (105%) of the face amount thereof to be held by Agent pursuant to a cash collateral agreement in form and substance satisfactory to Agent.  Each Documentary Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof adhered to by the Issuer and, to the extent not inconsistent therewith, the laws of the State of New York.  All Standby Letters of Credit shall be subject to the laws or rules designated in such Standby Letter of Credit, or if no laws or rules are designated, the International Standby Practices (ISP98 — International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”) and, as to matters not governed by the ISP98 Rules, the laws of the State of New York.

(c)                                  Agent shall use its reasonable efforts to notify Lenders of the request by any Borrower for a Letter of Credit hereunder.

2.10.                                                Requirements For Issuance of Letters of Credit.

(a)                                  In connection with the issuance of any Letter of Credit, Borrowers shall indemnify, save and hold Agent, each Lender and each Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Lender or any Issuer and expenses and reasonable attorneys’ fees incurred by Agent, any Lender or any Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for any Borrower except to the extent arising out of Agent’s, such Lender’s or such Issuer’s gross negligence or willful misconduct.  Borrowers shall be bound by Agent’s or Issuer’s regulations and good faith interpretations of any Letter of Credit issued or created for any Borrower’s Account, although this interpretation may be different from its own; and, neither Agent, nor any Lender, nor any Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following any Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit except for Agent’s, any Lender’s, any Issuer’s or such correspondents’ gross negligence or willful misconduct.

(b)                                 Borrowers authorize and direct any Issuer of a Letter of Credit to name the applicable Borrower as the “Applicant” or “Account Party” therein, to deliver to Agent all related payment/acceptance advices, to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(c)                                  In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through Customs in the name of such Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s gross negligence or willful misconduct.  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

(d)                                 Each Lender shall to the extent of the percentage amount equal to the product of such Lender’s Commitment Percentage times the aggregate amount of all unreimbursed reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in (i) each such unreimbursed reimbursement obligation, (ii) Agent’s credit support enhancement provided to the Issuer of any Letter of Credit and (iii) each Revolving Advance made as a consequence of the issuance of a Letter of Credit and all disbursements thereunder, in each case in an amount equal to such Lender’s applicable Commitment Percentage times the outstanding amount of the Letters of Credit and disbursements thereunder.  In the event that at the time a disbursement is made the unpaid balance of Revolving Advances exceeds or would exceed, with the making of such disbursement, the amount permitted under Section 2.1(a) or under Section 2.1(b), and such disbursement is not reimbursed by Borrowers within two (2) Business Days, Agent shall promptly notify each Lender and upon Agent’s demand each Lender shall pay to Agent such Lender’s proportionate share of such unreimbursed disbursement together with such Lender’s proportionate share of Agent’s unreimbursed costs and expenses relating to such unreimbursed disbursement.  Upon receipt by Agent of a repayment from any Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by Lenders, Agent shall deliver to each Lender that Lender’s pro rata share of such repayment.  Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letters of Credit issued hereunder remain outstanding and uncancelled or (C) all Persons (other than the applicable Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.11.                                                Additional Payments.

Any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, any Loan Party’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1, may be charged to the applicable Borrower’s Account as a Revolving Advance and added to the Obligations.

2.12.                                                Manner of Borrowing and Payment.

(a)                                  Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b)                                 Each payment (including each prepayment) by a Borrower on account of the principal of the Revolving Advances shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders.  Except as expressly provided herein, all payments (including prepayments) to be made by Borrowers on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 p.m. (New York time), in Dollars and in immediately available funds.

(c)                                  (i)                                     Notwithstanding anything to the contrary contained in Sections 2.12(a) and 2.12(b), commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent.  On or before 1:00 p.m. (New York time) on each Settlement Date commencing with the first

Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii)                                  Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Revolving Advances which it has funded.

(iii)                               Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Revolving Advances made during the Week immediately preceding such Settlement Date.  Such certificate of Agent shall be conclusive in the absence of manifest error.

(d)                                 If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e)                                  Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Revolving Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  Agent will promptly notify Borrowers of its receipt of any such notice from a Lender.  If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent.  A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error.  If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from the applicable Borrower; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.13.                                                Mandatory Prepayments.

When any Loan Party sells or otherwise disposes of any Collateral, other than Inventory in the ordinary course of business (which shall be governed by the provisions of Section 4.15(h)), or receives insurance proceeds with respect to Collateral or with respect to business interruption in connection with any insurance maintained pursuant to Section 4.11, Loan Parties shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions) or the gross proceeds of such insurance payment, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.  The foregoing shall not be deemed to be implied consent to any sale or disposition of Collateral otherwise prohibited by the terms and conditions hereof.  Such repayments shall be applied, (x) first, to the Revolving Advances in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof and (y) second, to the extent required under Section 3.2(b), as cash collateral in an amount of one hundred and five percent (105%) of outstanding Letter of Credit Obligations pursuant to arrangements satisfactory to Agent.

2.14.                                                Use of Proceeds.

Each Borrower shall apply the proceeds of the Revolving Advances made on and after the Closing Date solely for such Borrower’s general corporate purposes to the extent not prohibited by this Agreement.

2.15.                                                Defaulting Lender.

(a)                                  Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Revolving Advance or (y) notifies either Agent or any Borrower that it does not intend to make available its portion of any Revolving Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.15 while such Lender Default remains in effect.

(b)                                 Revolving Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of such Lender Default.  Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce the applicable Revolving Advances of each Lender pro rata based on the aggregate of the outstanding Revolving Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Revolving Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Revolving Advances of any Non-

Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Revolving Advances then outstanding.

(c)                                  A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents.  All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d)                                 Other than as expressly set forth in this Section 2.15, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.15 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)                                  In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

III.                                 INTEREST AND FEES.

3.1.                                                      Interest.

Interest on Revolving Advances shall be payable to Agent for the benefit of Lenders in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months after the anniversary date of the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period.  Interest charges shall be computed on the actual principal amount of Revolving Advances outstanding during the month (the “Monthly Advances”) at a rate per annum equal to the applicable Revolving Interest Rate.  Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent, (i) the Obligations other than Eurodollar Rate Loans shall bear interest at the applicable Revolving Interest Rate plus two percent (2.0%) per annum and (ii) Eurodollar Rate Loans shall bear interest at the applicable Revolving Interest Rate for Eurodollar Rate Loans plus two percent (2.0%) per annum (as applicable, the “Default Rate”).

3.2.                                                      Letter of Credit Fees; Cash Collateral.

(a)                                  Borrowers shall pay (x) to Agent, for the benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by (i) a per annum rate equal to the Eurodollar Rate Loan Applicable Margin at the time of issuance with respect to Standby Letters of Credit and (ii) a per annum rate equal to the Eurodollar Rate Loan Applicable Margin at the time of issuance with respect to Documentary Letters of Credit, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the last day of the Term and (y) to Agent for the benefit of the Issuer, any and all fees and expenses as agreed upon by the Issuer and any Borrower in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”).  All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Agent may, at its option, increase the Letter of Credit Fees under the foregoing clause (x) by two percent (2.0%) per annum.

(b)                                 Upon the occurrence of an Event of Default which is continuing, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by Borrowers, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time.  Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral.  Upon the occurrence of an Event of Default which is continuing, no Borrower may withdraw amounts credited to any such account.

3.3.                                                      Loan Fees.

(a)                                  Facility Fee.  If, for any month during the Term, the average daily unpaid balance of the Advances for each day of such month does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one-half of one percent (1/2%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance.  Such fee shall be payable to Agent in arrears on the first day of each month.

(b)                                 Borrowers shall pay the fees as set forth in the Fee Letter in accordance with the terms thereof.

3.4.                                                      Computation of Interest and Fees.

Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Revolving Interest Rate during such extension.

3.5.                                                      Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.6.                                                      Increased Costs.

In the event that any introduction of or change in any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.6, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)                                  subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

(b)                                 impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)                                  impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Adjusted LIBOR Rate.  Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be conclusive absent manifest error (such amount being hereinafter referred to as the “Increased Costs”).

3.7.                                                      Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Agent or any Lender shall have determined that:

(a)                                  reasonable means do not exist for ascertaining the Adjusted LIBOR Rate applicable pursuant to Section 2.2 for any Interest Period; or

(b)                                 Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give the Borrowers prompt written, telephonic or telegraphic notice of such determination.  If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless the applicable Borrower shall notify Agent no later than 10:00 a.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to or continued as an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if applicable Borrower shall notify Agent, no later than 10:00 a.m. (New York time) two (2) Business Days prior to the proposed conversion or continuation, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if applicable Borrower shall notify Agent, no later than 10:00 a.m. (New York time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans.  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.8.                                                      Capital Adequacy.

(a)                                  In the event that Agent or any Lender shall have determined that any introduction of or change in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent’s or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction.  In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.8 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(b)                                 A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.8(a) when delivered to Borrowers shall be conclusive absent manifest error (such amount being hereinafter referred to as the “Capital Adequacy Costs”).

3.9.                                                      Taxes.

(a)                                  Any and all payments by the Loan Parties to each Lender or the Agent under this Agreement and any Other Document shall be made free and clear of, and without deduction or withholding for any Taxes.  In addition, each Borrower shall pay all Other Taxes.

(b)                                 Each Loan Party agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.9) paid by any Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days after the date such Lender or the Agent makes written demand therefor.

(c)                                  If any Loan Party shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

(i)                                     the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.9) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)                                  such Loan Party shall make such deductions and withholdings;

(iii)                               such Loan Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)                              such Loan Party shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)                                 At the Agent’s request, within 30 days after the date of any payment by any Loan Party of Taxes or Other Taxes, such Loan Party shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

(e)                                  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall, to the extent it may lawfully do so, deliver to such Loan Party (with a copy to the Agent), at the time or times prescribed by applicable requirements of law or reasonably requested by such Loan Party or the Agent, such properly completed and executed documentation prescribed by applicable requirements of law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by any Loan Party or the Agent, shall deliver such other documentation prescribed by applicable requirements of law or reasonably requested by such Loan Party or the Agent as will enable such Loan Party or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)                                    If any Loan Party pays any additional amounts under this Section 3.9 to a Lender and such Lender determines in its reasonable discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to such Loan Party an amount that such Lender shall, in its reasonable discretion, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, if an Event of Default has occurred and is continuing, any such amount shall be applied to repay the Advances and if a Default has occurred, such amount shall not be paid to the Loan Party until such Default is cured within any applicable grace period or is waived in writing by Agent.

3.10.                                                Additional Costs.

If any Loan Party is required to pay additional amounts to any Lender or the Agent pursuant to subsection (c) of Section 3.9 (such amounts, together with the Increased Costs and Capital Adequacy Costs, collectively, the “Additional Costs”) then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payments by such Loan Party of Additional Costs which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.  If any Lender (as defined in Section 3.6 or 3.8) fails to give notice within 60 days after it obtains knowledge of an event giving rise to the payment of Increased Costs or Capital Adequacy Costs, the Lender shall, with respect to compensation payable from such event, only be entitled to payment for such costs incurred from and after the date which is 60 days prior to the date that the Lender gives such notice.

3.11.                                                Substitution of Lenders.

(a)                                  If any Lender (an “Affected Lender”) makes demand upon any Loan Party for (or if any Loan Party is otherwise required to pay) any Additional Costs pursuant to Sections 3.6, 3.8 and/or 3.9, the Loan Parties may, within thirty (30) days of receipt of such demand, give written notice (a “Substitution Notice”) to the Agent and to each Lender of its intention to replace such Affected Lender with another financial institution (a “Substitute Lender”) designated in such Substitution Notice.  If, within thirty (30) days of Agent’s receipt of such Substitution Notice, (x) Agent shall notify Loan Parties and each Lender in writing that such Substitute Lender is reasonably satisfactory to the Agent and the Lenders, other than such Affected Lender, and (y) such Affected Lender shall not agree to waive the payment of such Additional Costs, then such Affected Lender shall, so long as no Default or Event of Default exists, assign all of its rights and obligations under this Agreement and the Other Documents to such Substitute Lender, and such Substitute Lender shall assume all of such Affected Lender’s rights and obligations, pursuant to an agreement, substantially in the form of the Commitment Transfer Supplement attached hereto as Exhibit 17.3, executed by such Affected Lender and such Substitute Lender.  Upon the effective date of such Commitment Transfer Supplement, such Substitute Lender shall become a party to this Agreement and shall have all the rights and obligations of a Lender as set forth in such Commitment Transfer Supplement, and such Affected Lender shall be released from its obligations hereunder, and no further consent or action by any party shall be required.  If such Substitute Lender is not incorporated under the laws of the United States of America or a State thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Loan Parties and Agent certification as to its exemption from the deduction or withholding of any United States federal income taxes.

(b)                                 Loan Parties, Agent and Lenders shall execute such modifications to this Agreement and the Other Documents as shall, in the reasonable judgment of Agent, be necessary or desirable in connection with the substitution of Lenders in accordance with subsection (a) of this Section 3.11.

IV.                                 COLLATERAL: GENERAL TERMS.

4.1.                                                      Security Interest in the Collateral.

Each Loan Party hereby acknowledges, confirms and agrees that Agent, for its benefit and for the ratable benefit of each Lender and each Issuer, has a continuing security interest in, and Lien upon, the Collateral as heretofore granted to Agent pursuant to the Existing Loan Agreement, and that such security interest and Lien continues notwithstanding the amendment and restatement of the Existing Loan Agreement.  In addition to and without limiting the foregoing, to secure the prompt payment and performance to Agent, each Issuer and each Lender of the Obligations, each Loan Party hereby assigns, pledges and grants, to Agent for the ratable benefit of Agent, each Issuer and each Lender, a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.  Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.  Notwithstanding any other provision herein, the priority of the Lien of the Agent in the Collateral described in clause (c)(vi) in the definition of Collateral shall at all times be subject to the terms of the Intercreditor Agreement.

4.2.                                                      Perfection of Security Interest.

(a)                                  Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, in each case to the extent then applicable in the reasonable judgment of Agent to the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining landlords’ or mortgagees’ lien waivers, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, bailee and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest in the Collateral under the UCC or other applicable law.

(b)                                 The Agent may at any time and from time to time file, without the signature of any Loan Party in accordance with Section 9-509 of the UCC, financing statements, continuation statements and amendments thereto that describe the Collateral and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments.  Each Loan Party agrees to furnish any such information to Agent promptly upon request.

(c)                                  Each Loan Party shall, at any time and from time to time, take such steps as Agent may reasonably request (provided that, solely in the case of clauses (i) and (ii) hereof, any such steps shall be commercially reasonable) (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for Agent, (ii) to obtain “control” of any letter-of-credit rights, deposit accounts or electronic chattel paper (as such terms are defined in the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (iii) otherwise to insure the continued perfection and priority of Agent’s security interest in any of the Collateral for the benefit of the Lenders and of its rights therein.  If any Loan Party shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) described in clause (c)(vii) of the definition of the Collateral excess of $100,000, such Loan Party shall promptly notify Agent thereof in writing, therein providing a reasonable description and summary thereof, and upon delivery thereof to Agent, such Loan Party shall be deemed to thereby grant to Agent for the benefit of the Lenders (and each Loan Party hereby grants to Agent, for the benefit of each Lender) a security interest and lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

(d)                                 Each Loan Party hereby confirms and ratifies all UCC financing statements filed by Agent with respect to such Loan Party on or prior to the date of this Agreement to the extent the foregoing describes the Collateral in which Agent has been granted a Lien.

(e)                                  All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to the applicable Borrowers’ Account as a Revolving Advance and added to the Obligations, or, at Agent’s option, shall be paid to Agent for the ratable benefit of Lenders immediately upon demand.

4.3.                                                      Disposition of Collateral.

Each Loan Party will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except the sale of Inventory in the ordinary course of business (which shall be governed by the provisions of Section 4.15(h)) and as otherwise permitted under Section 7.1(b)).

4.4.                                                      Preservation of Collateral.

In addition to the rights and remedies set forth in Section 11.1, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Loan Party’s owned or leased property.  Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct.  All of Agent’s out-of-pocket expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to the applicable Borrowers’ Account as a Revolving Advance and added to the Obligations.

4.5.                                                      Ownership of Collateral.

With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (a) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by each Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (d) each Loan Party’s Inventory (except Inventory in transit to a location set forth on Schedule 4.5 in the ordinary course of such Loan Party’s business) shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the ordinary course of business and with respect to any new location in the United States of America of which the Loan Parties have given the Agent thirty (30) days prior written notice.

4.6.                                                      Defense of Agent’s and Lenders’ Interests.

Until (a) payment and performance in full of all of the Obligations and (b) the irrevocable termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect.  During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except Inventory in the ordinary course of business or as permitted under Section 7.1(b)), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever, other than with respect to Permitted Encumbrances.  At any time following and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, Loan Parties shall, upon demand, assemble it in a commercially reasonable manner and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the UCC or other applicable law.  At any time following the occurrence and during the continuance  of an Event of Default, each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7.                                                      Books and Records.

Each Loan Party shall (a) on a commercially reasonable basis, keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) on a commercially reasonable basis, set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis, set up on its books, from its earnings, allowances against doubtful Receivables, advances and Investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business.  All determinations pursuant to this Section 4.7 shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of the Accountants.

4.8.                                                      Financial Disclosure.

Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of the Loan Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations.  Each Loan Party hereby authorizes all federal, state and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or such authorities.

4.9.                                                      Compliance with Laws.

Each Loan Party shall comply in all material respects with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to its respective Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.  Each Loan Party may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided any Lien arising therefrom is a Permitted Encumbrance and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on the Collateral. The Collateral at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.10.                                                Inspection of Premises.

Upon two (2) days prior written notice, at all reasonable times during normal business hours, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business; provided, however, in the event that an Event of Default has occurred and is continuing, the Loan Parties shall hereby be deemed to have waived such two (2) days prior written notice requirement and such requirement regarding normal business hours.  Agent, any Lender and their agents may enter upon any of Loan Party’s premises upon two (2) days prior written notice at any time during business hours, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business; provided, however, in the event that an Event of Default has occurred and is continuing, the Loan Parties shall hereby be deemed to have waived such two (2) days prior written notice requirement and such requirement regarding normal business hours.

4.11.                                                Insurance.

Each Loan Party maintains and shall continue to maintain adequate insurance policies and shall provide Agent with evidence of such insurance coverage for public liability, property damage, product liability, and business interruption with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Agent.  Each Loan Party shall cause Agent at all times be named as loss payee on all insurance policies relating to any Collateral and shall cause Agent at all times be named as additional insured under all liability policies, in each case pursuant to appropriate endorsements in form and substance satisfactory to Agent and shall collaterally assign to Agent, for itself and on behalf of Lenders, as security for the payment of the Obligations all business interruption insurance of Loan Parties.  No notice of cancellation has been received with respect to such policies and each Loan Party and each of their respective Subsidiaries is in compliance with all conditions contained in such policies.  Any proceeds received from any policies of insurance relating to any Collateral shall be applied to the Obligations to the extent set forth in Section 2.13.  Each Loan Party shall provide Agent evidence of the insurance coverage and of the assignments and endorsements required by this Agreement immediately upon request by Agent and upon renewal of any existing policy.  If any Loan Party elects to change insurance carriers, policies or coverage amounts, such Loan Party shall notify Agent and provide Agent with evidence of the updated insurance coverage and of the assignments and endorsements required by this Agreement.  In the event any Loan Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, but is not required to, purchase insurance at such Loan Party’s expense to protect Agent’s and the Lenders’ interests in the Collateral.  This insurance may, but need not, protect such Loan Party’s interests.  The coverage purchased by Agent may, but need not, pay any claim made by any Loan Party or any claim that is made against any Loan Party in connection with the Collateral.  The applicable Loan Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Loan Party has obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, the Loan Parties will be responsible for the costs of that insurance, including interest thereon and other charges imposed on Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance any Loan Party is able to obtain on its own.

4.12.                                                Failure to Pay Insurance.

If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor for Borrowers’ Account, and charge Borrowers’ Account therefor and such expenses so paid shall be part of the Obligations.

4.13.                                                Payment of Taxes.

Each Loan Party will pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes.  If any tax by any governmental authority is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof.  Agent will not pay any taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any Lien arising therefrom is a Permitted Encumbrance and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s security interest in or Lien on the Collateral.  The amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations and, until Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Loan Parties’ credit and Agent shall retain its security interest in any and all Collateral held by Agent.

4.14.                                                Payment of Leasehold Obligations.

Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15.                                                Receivables.

(a)                                  Nature of Receivables.  Each of the Receivables shall be a bona fide and valid account representing a bona fide liability incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale (including standard discounts and similar items in each case as indicated on the applicable invoice) without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Loan Parties to Agent.

(b)                                 Solvency of Customers.  Each Customer, to each Loan Party’s knowledge, as of the date each Receivable is created, is solvent and will be able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Loan Party who are not solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)                                  Locations of Loan Party.  Each Loan Party’s chief executive office is located at the addresses set forth on Schedule 4.15(c).  Each Loan Party’s books and records are located at the addresses set forth on Schedule 4.15(c) and until written notice is given to Agent by any

Borrower of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such addresses listed on Schedule 4.15(c).

(d)                                 Collection of Receivables.  Until any Loan Party’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence and during the continuance of an Event of Default, each Loan Party will, at such Loan Party’s sole cost and expense, but subject to the Lien of Agent, collect all amounts received on Receivables.  Each Loan Party shall deposit in the Blocked Account or, upon request by Agent after the occurrence and during the continuance of an Event of Default, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidence of Indebtedness.

(e)                                  Notification of Assignment of Receivables.  At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telecopy, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)                                    Power of Agent to Act on Loan Parties’ Behalf.  Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand, upon the occurrence and during the continuance of an Event of Default, payment of the Receivables; (vi) to enforce, upon the occurrence and during the continuance of an Event of Default, payment of the Receivables by legal proceedings or otherwise; (vii) to exercise, upon the occurrence and during the continuance of an Event of Default, all of Loan Parties’ rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew, upon the occurrence and during the continuance of an Event of Default, the Receivables; (ix) to settle, adjust or compromise, upon the occurrence and during the continuance of an Event of Default, any legal proceedings brought to collect Receivables; (x) to prepare, file and sign, upon the occurrence and during the continuance of an Event of Default, such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign, upon the occurrence and during the continuance of an Event of Default, such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the

Obligations remain unpaid.  Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(g)                                 No Liability.  Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom unless resulting from the gross (not mere) negligence or willful misconduct of Agent or such Lender.  Following the occurrence and during the continuance of an Event of Default, Agent may, without notice to or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered to accept, following the occurrence and during the continuance of an Event of Default, the return of the goods represented by any of the Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(h)                                 Establishment of a Lockbox Account, Dominion Account.  All proceeds of Collateral shall, at the direction of Agent, be deposited by Loan Parties into one or more lockbox accounts, dominion accounts or such other blocked accounts (collectively, the “Blocked Accounts”) as Agent may require pursuant to an arrangement with such bank as may be selected by Loan Parties and be acceptable to Agent.  Loan Parties shall issue to any such bank, an irrevocable letter of instruction directing said bank (upon Agent’s written instruction (“Agent’s Instructions”)) to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent.  All funds deposited in a Blocked Account shall be subject to the Lien of Agent and Loan Parties shall obtain the agreement by such bank to waive any offset rights against the funds so deposited.  Neither Agent nor any Lender assumes any responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.  The Loan Parties shall indemnify and save the Agent and Lenders harmless against any and all losses together with any interest, fees and expenses in connection with the  deposit of any funds into the Blocked Accounts.  Agent agrees that it shall not deliver the Agent’s Instructions  referred to in this clause (h) unless and until an Event of Default has occurred and is continuing.

(i)                                     Adjustments.  No Loan Party will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Loan Party.

4.16.                                                Inventory.

To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance in all material respects with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17.                                                Maintenance of Equipment.

The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved.  No Loan Party shall use or operate the Equipment in violation in any material respect of any law, statute, ordinance, code, rule or regulation.

4.18.                                                Exculpation of Liability.

Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Loan Party of any of the terms and conditions thereof.

4.19.                                                Environmental Matters.

(a)                                  Except as would not result in a Material Adverse Effect, Loan Parties shall ensure that the Real Property remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as not prohibited by applicable law or appropriate governmental authorities.

(b)                                 Loan Parties shall establish and maintain a system reasonably required to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c)                                  Loan Parties shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws as required and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits if required under RCRA or any other applicable Environmental Laws.

(d)                                 In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrowers shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Agent to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e)                                  Loan Parties shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Loan Party to dispose of Hazardous Substances and shall continue to forward copies of material correspondence between any Loan Party and the Authority regarding such claims to Agent until the claim is settled.  Loan Parties shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws.  Such information is to be provided solely to allow Agent to protect Agent’s security interest in the Collateral.

(f)                                    Loan Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all action reasonably necessary in order to safeguard the health of any Person and to avoid subjecting the Collateral to any Lien.  If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply within a reasonable time with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Revolving Advances constituting Domestic Rate Loans shall be paid upon demand by Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Loan Party.

(g)                                 Promptly upon the written request of Agent from time to time and upon reasonable cause to believe that a Hazardous Discharge has occurred, Loan Parties shall provide Agent, at Loan Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property as a result of such Hazardous Discharge.  Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent.  If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h)                                 Loan Parties shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including reasonable attorney’s fees, suffered or incurred by Agent or Lenders with respect to Real Property under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender.  Loan Parties’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.  Loan Parties’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i)                                     For purposes of Sections 4.19 and 5.7, all references to Real Property shall be deemed to include all of Loan Parties’ right, title and interest in and to its owned and leased premises.

4.20.                                                Financing Statements.

Except as respects the financing statements filed by Agent and the financing statements described on Schedule 7.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office; provided, however, that subsequent to the Closing Date financing statements may also be filed with respect to Liens described in clauses  (i), (j), (k), (q), (r) and (s) of the definition of Permitted Encumbrances.

V.                                     REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1.                                                      Authority.

Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Loan Party’s limited liability company, partnership or corporate powers, have been duly authorized and are not in contravention of terms of such Loan Party’s certificate of formation, partnership agreement, limited liability company agreement, by-laws, certificate of incorporation or other applicable documents relating to such Loan Party’s formation, and (b) will not (i) conflict with  applicable law, (ii) conflict with, result in any breach in any of the provisions of or constitute a default under any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound or (iii) result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party except for any conflict, breach or default under clause (i) and (ii) of this clause (b) which could not reasonably be expected to have a Material Adverse Effect.

5.2.                                                      Formation and Qualification.

(a)                                  Each Loan Party is duly formed or incorporated and in good standing under the laws of the jurisdiction of its formation or incorporation and is qualified to do business and is in good standing in the jurisdictions which constitute all jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  The exact State organizational number of each Loan Party is set forth on Schedule 5.2(a) or as the applicable Loan Party shall notify Agent in writing no less than thirty (30) days prior to any such change.  As of the date hereof, each Loan Party has delivered to Agent true and complete copies of its certificate of formation, certificate of limited partnership, partnership agreement, limited liability company agreement, certificate of incorporation and by-laws, as the case may be, and will notify Agent of any amendment or changes thereto as required under Section 7.14 hereof.

(b)                                 As of the date hereof, the only Subsidiaries of each Loan Party are listed on Schedule 5.2(b), as such Schedule may be updated by Loan Parties on or prior to any change in such Schedule 5.2(b).

5.3.                                                      Survival of Representations and Warranties.

All representations and warranties of each Loan Party contained in this Agreement and the Other Documents shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents (or if made solely as of a specific date, as of such date), and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.                                                      Tax Returns.

Each Loan Party’s federal tax identification number is set forth on Schedule 5.4.  Each Loan Party has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all material taxes, assessments, fees and other governmental charges that are due and payable, except for those being diligently contested in good faith and adequately provided for on the financial statements of the Loan Parties in accordance with GAAP.  Federal, state and local income tax returns of each Loan Party have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ended December 31, 2000.  The provision for taxes on the books of each Loan Party are adequate for the payment of all material taxes for all years not closed by applicable statutes, and for its current fiscal year, and (x) as of the date hereof, no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books and (y) Loan Parties shall promptly notify Agent if they acquire any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.                                                      Financial Statements.

The consolidated balance sheets of the Loan Parties, their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of November 30, 2004, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, have been prepared in accordance with GAAP, consistently applied, subject to the absence of footnotes and normal recurring year-end adjustments, and present fairly the financial position of the Loan Parties and their Subsidiaries at such date and the results of their operations for such period.  Since November 30, 2004, there has been no change in the condition, financial or otherwise, of Loan Parties or their Subsidiaries as shown on the consolidated balance sheet as of such date except for the Acquisition and other  changes, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.6.                                                      Loan Party Name.

The exact name of each Loan Party is set forth in the first paragraph to this Agreement (or, if such Loan Party is not listed in such first paragraph, such exact name is set forth on Schedule 5.6), subject to name changes of the Loan Parties in connection with any merger, dissolution or other changes of a Loan Party’s name; provided Agent is given fifteen (15) days prior written notice of such name change.  No Loan Party has been known by any other corporate, limited liability company or partnership name in the past five years and no Loan Party sells Inventory under any other name except as set forth on Schedule 5.6, nor has any Loan Party been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years, except for the Acquisition and subject to mergers, dissolutions or other transactions expressly permitted hereunder and of which Loan Parties have given the Agent fifteen (15) days prior written notice.

5.7.                                                      O.S.H.A. and Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect,

(a)                                  (i)                                     each Loan Party has in all material respects duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, RCRA and all other Environmental Laws;

(ii)                                  to the knowledge of each Loan Party, there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations, in each case except as set forth on Schedule 5.7; and

(iii)                               each Loan Party has provided to Agent prior to the Closing Date copies of all environmental audit reports in its or any of its consultant’s possession or control with respect to the Real Property.

(b)                                 Each Loan Party has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws, except as set forth on Schedule 5.7.

(c)                                  (i)  Except as set forth in the Phase I Reports, there are no visible signs of releases, spills, discharges, leaks or disposal (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) to the knowledge of each Loan Party, the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) to the knowledge of each Loan Party, no Hazardous Substances are present on the Real Property, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Loan Party or of its tenants, in each case except as set forth on Schedule 5.7.

5.8.                                                      Solvency; No Litigation, Indebtedness, Violation or Default.

(a)                                  Both immediately prior to and after giving effect to the Transactions, each Loan Party is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of each Loan Party’s assets is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of each Loan Party’s assets will be in excess of the amount of its liabilities.

(b)                                 Except as disclosed in Schedule 5.8(b), no Loan Party has (i) any pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, and (ii) any indebtedness for borrowed money other than the Obligations, the Senior Note Obligations, or indebtedness and liabilities under the Subordinated Debt Documentation to the extent permitted under Section 7.7(g)(i) hereof or as otherwise expressly permitted to be incurred under Section 7.7 hereof.

(c)                                  No Loan Party is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, governmental authority or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.

(d)                                 Except as set forth in Schedule 5.8(d), (i) no Plan that is covered by Title IV of ERISA has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, which is reasonably likely to result in a Material Adverse Effect and each Loan Party and, to the knowledge of each Loan Party, each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each such Plan unless any such failure is not reasonably likely to result in a Material Adverse Effect, (ii) each Plan maintained by any Loan Party which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) no Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid and which are reasonably likely to result in a Material Adverse Effect, (iv) no Plan that is covered by Title IV of ERISA has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan that is covered by Title IV of ERISA exceeds the present value of the accrued benefits and other liabilities of such Plan and no Loan Party knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities which are reasonably likely to result in a Material Adverse Effect, (vi) no Loan Party or member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan so as to result in a Material Adverse Effect, (vii) no Loan Party has, nor to the knowledge of each Loan Party, no member of the Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code which is reasonably likely to result in a Material Adverse Effect and, to the knowledge of each Loan Party, no fact exists which could give rise to any such liability, (viii) no Loan Party nor, to the knowledge of any Loan Party, any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which would result in a Material Adverse Effect, (ix) each Loan Party has made all contributions due and payable with respect to each Plan unless such failure would not result in a Material Adverse Effect, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR §2615.3 has not been waived, (xi) no Loan Party has any fiduciary responsibility for investments with respect to any Plan existing for the benefit of persons other than employees or former employees of any Loan Party and any member of the Controlled Group, and (xii) no Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 which is reasonably likely to result in a Material Adverse Effect.

5.9.                                                      Patents, Trademarks, Copyrights and Licenses.

All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames and assumed names owned by any Loan Party and all material licenses to the foregoing that are held by any Loan Party are set forth on Schedule 5.9.  To the knowledge of the Loan Parties, the items designated as owned by a Loan Party on Schedule 5.9 are valid.  The owned and licensed intellectual property identified on Schedule 5.9 constitutes the material intellectual property rights used in the operation of the business of the Loan Parties.  Except as set forth on Schedule 5.9, there is no objection to or pending challenge to the validity of any material patent, trademark, copyright, design right, tradename or trade secret owned by any Loan Party or any material license held by any Loan Party and no Loan Party is aware of any grounds for any such challenge.  With respect to all software used by any Loan Party (other than commercially available software), such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9.

5.10.                                                Licenses and Permits.

Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to be in compliance or procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11.                                                No Defaults.

(a)                                  Except as set forth on Schedule 5.11, no Loan Party is in default in the payment of (i) the principal of or interest (beyond any applicable grace period) on any Indebtedness with an outstanding principal amount, individually or in the aggregate, in excess of $1,000,000, or (ii) under any instrument or agreement under or subject to which any such Indebtedness has been issued which default would permit the holder of such Indebtedness to accelerate its stated maturity, and no other event of default has occurred under the provisions of any such instrument or agreement which event of default would permit the holder of such Indebtedness to accelerate its stated maturity.  No Default or Event of Default has occurred or is continuing.

(b)                                 No Loan Party is in default in the payment or performance of any other contractual obligations where such default could reasonably be expected to have a Material Adverse Effect.

5.12.                                                No Burdensome Restrictions.

No Loan Party is party to any contract or agreement the performance of which could have a Material Adverse Effect.  No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.13.                                                No Labor Disputes, Etc..

No Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s employees, or to the knowledge of any Loan Party, threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.13, except for any of the foregoing which would not have a Material Adverse Effect.  As of the date hereof, Schedule 5.13 sets forth a description of all collective bargaining agreements with respect to the employees of any Loan Party.

5.14.                                                Margin Regulations.

No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of the quoted term under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.15.                                                Investment Company Act.

No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.16.                                                Disclosure.

No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein (taken as a whole) not misleading in any material respect on the date made or furnished (or deemed furnished).  There is no fact known to Loan Parties or which reasonably should be known to Loan Parties which Loan Parties have not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.  The projections and pro forma financial information contained in the material furnished herewith are based upon good faith estimates and assumptions believed by the chief financial officer and other management of the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.17.                                                Delivery of Senior Note Documents, Equity Documents and Subordinated Debt Documentation.

As of the date hereof, Agent has received complete copies of the Senior Note Documents and Equity Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any).  The Loan Parties will notify Agent in writing at least five (5) Business Days prior to the execution and delivery of the Subordinated Debt Documentation and will make reasonable efforts to provide Agent with an opportunity to review drafts thereof prior to execution.  The Loan Parties will deliver the Subordinated Debt Documentation and all amendments thereto and waivers relating to the Senior Note Documents and Subordinated Debt Documentation promptly after execution thereof.

5.18.                                                Swaps.

Except as set forth on Schedule 5.18, no Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies.

5.19.                                                Conflicting Agreements.

No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral conflicts with (except to the extent such conflict could not reasonably be expected to have a Material Adverse Effect), or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20.                                                Application of Certain Laws and Regulations.

No Loan Party is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21.                                                Business and Property of Loan Parties.

Upon and after the Closing Date, Loan Parties and the Foreign Subsidiaries do not propose to engage in any business other than the distribution of carbon and alloy steel pipe (and related materials and services) and activities necessary to conduct the foregoing or substantially related thereto.  On the Closing Date, each Loan Party and Foreign Subsidiary of a Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.

5.22.                                                Material Contracts.

As of the date hereof, Schedule 5.22 contains a true, correct and complete list of all contracts which are material to the operation of any Loan Party’s business.  Except as set forth on Schedule 5.22, and except as could not reasonably be expected to have a Material Adverse Effect, each such contract is in full force and effect in all respects and no defaults exist thereunder.  As of the date hereof, no Loan Party has received notice from any party to such contract stating that it intends to terminate or amend such contract.

5.23.                                                Acquisition Agreement.

The Acquisition has been consummated, or simultaneously with the closing hereof is being consummated, (i) in accordance with the terms of the Acquisition Documents provided to the Agent and without any waiver or amendment of any material term thereof without the prior written consent of Agent, and (ii) in compliance in all material respects with all applicable laws.

VI.                                 AFFIRMATIVE COVENANTS.

Each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:

6.1.                                                      Payment of Fees.

Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts as provided for in Section 4.15(h).  Agent may, without making demand, charge any Borrowers’ Account for all such fees and expenses.

6.2.                                                      Conduct of Business and Maintenance of Existence and Assets.

(i) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as the Collateral and other property may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, domain names and addresses, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right that may be included in the Collateral; (ii) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (iii) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.                                                      Violations.

Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party which could reasonably be expected to have a Material Adverse Effect.

6.4.                                                      Government Receivables.

Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

6.5.                                                      Execution of Supplemental Instruments.

Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.6.                                                      Payment of Indebtedness.

Subject at all times to any applicable subordination arrangement in favor of Agent and/or Lenders, pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Loan Party shall have provided for such reserves as Agent may reasonably deem proper and necessary.

6.7.                                                      Standards of Financial Statements.

Cause all financial statements referred to in Sections 9.6, 9.7, 9.8, 9.9 and 9.11 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to the absence of footnotes and normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.8.                                                      Taxes and Other Governmental Charges.

File, and cause each of its Subsidiaries to file, when due, all tax returns and other reports which it is required to file and (b) pay, and cause each of its Subsidiaries to pay, or provide for the payment, when due, of all material taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Agent and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing; provided, however, so long as the Loan Parties have has notified the Agent in writing, none of the Loan Parties or any of their respective Subsidiaries need pay any tax, fee, assessment, or governmental charge (i) it is contesting in good faith by appropriate proceedings diligently pursued, (ii) as to which the appropriate Loan Party or Subsidiary, as the case may be, has established proper reserves as required under GAAP, and (iii) the nonpayment of which does not result in the imposition of a Lien (other than a Permitted Encumbrance described in clause (b) of the definition thereof).

6.9.                                                      Revisions or Updates to Schedules.

Should any of the information or disclosures provided on any of the schedules originally attached hereto become outdated or incorrect in any material respect, the Loan Parties shall deliver to the Agent and the Lenders as part of the officer’s certificate required pursuant to Section 9.9 such revisions or updates to such schedule(s) as may be necessary or appropriate to update or correct such schedule(s), provided that no such revisions or updates to any schedule(s) shall be deemed to have amended, modified or superseded such schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedule(s), unless and until (x) the Required Lenders shall have accepted in writing such revisions or updates to such schedule(s) or (y) the revisions or updates to the applicable schedule reflects a state of facts that is expressly permitted under the existing provisions of this Agreement.

6.10.                                                Financial Statements.

(a)                                  The pro forma balance sheet of as of the Closing Date the Loan Parties on a Consolidated Basis (the “Pro Forma Balance Sheet”) shall be furnished to Agent within 120 days of the Closing Date and shall reflect the consummation of the transactions contemplated by the Acquisition Documents, the Senior Note Documents, Subordinated Debt Documentation (if any), the Equity Documents and under this Agreement (the “Transactions”) and shall be accurate, complete and correct and fairly reflect in all material respects the financial condition of the Loan Parties on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and will be prepared in accordance with Loan Parties’ past practices, consistently applied.  The Pro Forma Balance Sheet shall be certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of the Loan Parties.  All financial statements referred to in this Section 6.10(a), including the related schedules and notes thereto, shall be prepared, in accordance with Loan Parties’ past practices, consistently applied.

(b)                                 The twelve month cash flow projections for the twelve month period ending December 31, 2005 of the Loan Parties on a Consolidated Basis and their projected balance sheets, which shall be furnished to Agent within 120 days of the Closing Date (the “Projections”), shall be prepared by the Chief Financial Officer of the Loan Parties, based on underlying assumptions which the Loan Parties believe provide a reasonable basis for the projections contained therein and reflect Loan Parties’ judgment based on current facts known to Loan Parties based on reasonable assumptions concerning conditions and course of action for the projected period.  The Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”.

6.11.                                                Perfection of Lien on Canadian Intercompany Obligations.

Within (i) 30 days of the Closing Date with respect to Edgen Canada and (ii) five (5) days of the creation or acquisition of any other Foreign Subsidiary organized under the laws of Canada or any Province thereof (any such Foreign Subsidiary, including Edgen Canada, a “Canadian Subsidiary”),  Loan Parties shall deliver to Agent, in form and substance reasonably satisfactory to Agent, (i) a term promissory note (each a “Term Intercompany Note”), which shall evidence all advances and loans by any Loan Party to such Canadian Subsidiary (but which shall not be cross-defaulted to the Obligations under this Agreement), duly pledged and endorsed to Agent as Collateral (and Agent shall have a first priority perfected security interest therein); (ii) a Security Agreement executed by such Canadian Subsidiary to the Loan Parties securing the obligations of the Canadian Subsidiary under such Term Intercompany Note with a first priority Lien on all assets of such Canadian Subsidiary of the type described in the definition of Collateral under this Agreement (excluding Collateral describe in clause (c)(vi) of the definition thereof), (iii) a PPSA Registration Statements filed by the Loan Parties against the Canadian Subsidiary in  all appropriate filing offices, naming Agent as secured party, (iv) a Canadian opinion of counsel with respect to the foregoing and (v) any other lien search, document, charter document, certificate or agreement that Agent reasonably believes is necessary for the perfection of its interest in the pledge of the Term Intercompany Note and the perfection and priority of the collateral granted by the Canadian Subsidiary to the Loan Parties therefor.

VII.                             NEGATIVE COVENANTS.

No Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1.                                                      Merger, Consolidation, Acquisition and Sale of Assets.

(a)                                  Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it other than (i) the Acquisition; (ii) a merger or consolidation of a Loan Party into a Borrower; (iii) a Subsidiary of a Borrower into such Borrower; (iv) of Loan Parties that are not Borrowers into each other; and/or (v)  Permitted Acquisitions.

(b)                                 Sell, lease, transfer or otherwise dispose of any of its properties or assets (including the sale of any Capital Stock of any Loan Party other than Capital Stock issued by Holdings), except (i) in the ordinary course of its business, (ii) as provided in Section 4.3, (iii) any or all assets of a Loan Party’s Subsidiary (upon voluntary liquidation or otherwise) to the Borrowers or any or all assets of a Loan Party’s Subsidiary (upon voluntary liquidation or otherwise, but excluding the assets of a Borrower) to any other Loan Party; (iv) for the sale or issuance of any Subsidiary’s Capital Stock to the Borrowers or any other Loan Party; (v) for obsolete or worn out property (other than Collateral but including Collateral described in clause (c)(vi) of the definition thereof) in the ordinary course of business; (vi) for non-exclusive licenses of proprietary rights or the abandonment of intellectual property rights in the ordinary course of business; (vii) for assets in respect of any property or casualty insurance claim or any condemnation proceeding relating to any assets of the Loan Parties or any of their Subsidiaries; (viii) as provided in (a) above; (ix) dispositions of investments or receivables in connection with the compromise or collection thereof in a bankruptcy or similar proceeding of the Customer or obligor with respect thereto and (x) for other assets (other than Collateral but including Collateral described in clause (c)(vi) of the definition thereof ) in any fiscal year of the Loan Parties for which the Loan Parties receive aggregate consideration of $1,000,000 or less.

7.2.                                                      Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3.                                                      Guarantees.

Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) unsecured guarantees by Holdings and/or Sub-Holdings of the trade payables of any Borrower in the ordinary course of business, consistent with past practices, (c) unsecured guarantees by Holdings with respect to Sub-Holdings, Sub-Holdings with respect to Edgen Carbon and Edgen Carbon with respect to Edgen Alloy, of Real Property leases and employment agreements entered into in the ordinary course of business, consistent with past practices, (d) unsecured guarantees (other than those described in clauses (b) and (c) above) made in the ordinary course of business up to an aggregate amount of $100,000 outstanding at any time for all Loan Parties, (e) the endorsement of checks in the ordinary course of business, (f) guarantees by Loan Parties of the Senior Note Obligations, (g) guarantees by Loan Parties of the Subordinated Notes, (h) standard contractual indemnities and warranties consistent with the Loan Parties’ past practice and (i) guarantees by the Loan Parties of Indebtedness permitted to be incurred by other Loan Parties hereunder.

7.4.                                                      Investments.

Purchase or acquire obligations or stock of, or any other interest in, any Person (collectively, “Investments”) except for (a) Permitted Investments, (b) Cash Equivalents and (c)(i) the repurchase of Capital Stock of Holdings owned by employees, directors, former employees or former directors of Loan Parties in connection with any compensation or benefit plan or the termination of their employment, (ii) repurchase of Capital Stock deemed to occur upon the “cashless” exercise of stock options, warrants or other similar rights to the extent such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights or (iii) the repurchase of Capital Stock of Holdings in exchange for, or out of the net cash proceeds, of the concurrent sale of Holdings’ Capital Stock or from the concurrent contribution of equity capital to Holdings.

7.5.                                                      Loans.

Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business; (b) loans to employees on an arm’s-length basis in the ordinary course of business consistent with the Loan Parties’ past practices for travel expenses, relocation costs and similar purposes up to a maximum of $25,000 to any employee and up to a maximum of $200,000 in the aggregate at any one time outstanding; (c) unsecured loans by one Borrower to another Borrower not to exceed the outstanding balance of $5,000,000 at any time for Borrowers in the aggregate; provided, however, that both immediately prior to and immediately after the making of any such loan (x) the representations and warranties contained in Section 5.8 hereof shall be true and correct and (y) no Event of Default shall be in existence; (d) loans, advances or extensions of credit to Foreign Subsidiaries of Holdings organized under the laws of Canada or any Province thereof by Holdings or any domestic Loan Party; provided that the aggregate amount of such loans, advances or extensions of credit outstanding at any time in reliance of this clause (d) (after giving effect to any such loans, advances or extensions of credit or any portions thereof that are returned to Holdings or any domestic Loan Party in cash on or prior to the date of such calculation), plus any Investments made under clause (e) of the definition of Permitted Investments, shall not exceed $2,500,000; (e) loans, advances or extensions of credit to Foreign Subsidiaries of Holdings organized under the laws of Canada or any Province thereof by Holdings or any domestic Loan Party; provided that (i) the aggregate amount of such loans, advances or extensions of credit outstanding at any time in reliance of this clause (e)(i) after giving effect to any such loans, advances or extensions of credit or any portions thereof that are returned to Holdings or any domestic Loan Party in cash on or prior to the date of such calculation), plus any Investments made under clause (f) of the definition of Permitted Indebtedness,  shall not exceed 5% of the Consolidated Net Tangible Assets of Holdings or its Subsidiaries, (ii) each such loans, advances or extensions of credit is used by each such Foreign Subsidiary (A) for working capital purposes or (B) substantially contemporaneous with its receipt thereof to purchase all or substantially all of the assets of, or all of the Capital Stock of, any Person (other than a Subsidiary of Holdings) engaged in a business substantially similar or complementary to the business of the Loan Parties primarily in Canada (including by means of a merger, consolidation or other business combination permitted under this Agreement), which Person shall become a Foreign Subsidiary of Holdings in the case of where such purchase is of all of the Capital Stock of such Person and (iii) any such loans, advances or extensions of credit made in reliance upon this clause (e) may continue to be maintained notwithstanding that such loans, advances or extensions of credit if made thereafter would not comply with the requirements of this clause (e); (f) loans and advances, including advances for travel and moving expenses, to employees, officers, directors of the Loan Parties in the ordinary course of business for bona fide business purposes not in excess of $1,000,000 at any one time outstanding; (g) advances to suppliers and customers in the ordinary course of business; (h) receivables owing to the Loan Parties if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as the Loan Parties deem reasonable under the circumstances; (i) loans, advances or extensions of credit to Foreign Subsidiaries of Holdings by Holdings or any domestic Loan Party; provided that the aggregate amount of such loans, advances or extensions of credit outstanding at any time in reliance of this clause (i) (after giving effect to any such loans, advances or extensions of credit or any portions thereof that are returned to Holdings or any domestic Loan Party in cash on or prior to the date of such calculation), plus any Investments made under clause (h) of the definition of Permitted Investments, shall not exceed $2,500,000; (j) payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice; (k) loans, advances or extensions of credit consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business and consistent with past practice; (l) loans, advances or extensions of credit to employees to purchase Holdings’ Capital Stock, so long as the full amount of such loan, advance or extension of credit is immediately contributed to the Borrowers as common equity; (m) the endorsement of instruments for collection or deposit in the ordinary course of business; and (n) additional loans, advances or extensions of credit (including loans, advances or extensions of credit in any Foreign Subsidiary or Subsidiaries) in an aggregate amount not to exceed, together with any Investment made under clause (m) of the definition of Permitted Investments, $5,000,000 at any time outstanding; provided, however, that both immediately prior to and immediately after the making of any loan described in clauses (d), (e), (i), (l) or (n) of this Section 7.5 (x) the representations and warranties contained in Section 5.8 hereof shall be true and correct and (y) no Default or Event of Default shall be in existence; and provided, further, prior to making any such loan to Edgen Canada or to any other Foreign Subsidiary organized under the laws of Canada or any Province thereof, Loan Parties shall comply with Section 6.11 hereof.

7.6.                                                      Dividends and Distributions.

Declare, pay or make any dividend or distribution on any shares of the common stock, preferred stock or other equity interests of any Loan Party (other than dividends or distributions payable in its stock or other equity interests or split-ups or reclassifications of its stock or other equity interests) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any such common or preferred stock or any other equity interests, except that Loan Parties shall be permitted to pay dividends (i) to Holdings, to pay regularly scheduled interest and regularly scheduled principal on the Senior Notes and regularly scheduled interest on the Subordinated Debt, each to the extent permitted by the terms of the Intercreditor Agreement and the Subordination Agreement, respectively and to repurchase the Capital Stock issued by Holdings, owned by Loan Parties’ employees, directors, former employees or former directors whose employment has terminated or otherwise in connection with any compensation or benefit plan, (ii) to Sub-Holdings, to reimburse Sub-Holdings for all out-of-pocket expenses, professional fees, franchise taxes and other ordinary course of business operating expenses incurred by Sub-Holdings solely in its capacity as a parent corporation of Borrowers (including, without limitation the reimbursement by

Borrowers of expenses to Sub-Holdings for administrative services rendered by Sub-Holdings to Borrowers, consistent with past practices and payments under employment agreements entered into by Sub-Holdings incurred in the ordinary course of business for the benefit of Borrowers), (iii) to fund any management fee payments under the Management Agreement to the extent permitted under Section 7.9, (iv) to a Borrower, and (v) to its member (if such upper-tier Loan Party is a limited liability company) or shareholder (if such upper-tier Loan Party is a corporation) for a taxable year in an aggregate amount not exceeding the amount sufficient to cover the payment of the portion of the federal, state and local income and franchise tax liability of, or attributable to, such member or shareholder, if any, by reason of its inclusion of the taxable income of its lower-tier Loan Party or Loan Parties for such taxable year (“Increased Tax Burden”).  Payments to a member or shareholder shall be made so as to be available when the tax is due, including in respect of estimated tax payments.  In the event the actual distributions or dividends to a member or shareholder exceed such upper-tier Loan Party’s Increased Tax Burden, then such upper-tier member or shareholder or the common parent (“Common Parent”) of the consolidated tax group of which such upper-tier member or shareholder is a member (the “Loan Party Consolidated Group”) shall repay such lower-tier Loan Party the amount of such excess no later than the later of (A) the date the annual Federal income tax return must be filed by the Common Parent of such lower-tier Loan Party (without giving effect to any filing extensions) and (B) in a situation where such Loan Party Consolidated Group is entitled to a tax refund solely attributable to a tax loss realized by the lower-tier Loan Party for such tax year, and only if the tax return on which such refund is claimed is prepared by the Loan Party Consolidated Group in good faith (and correctly in the reasonable judgment of the Agent), two (2) Business Days after such Loan Party Consolidated Group (or any member thereof) receives such refund.  All of the foregoing repayments shall be applied to the repayment of principal and/or interest on Revolving Advances and cash collateral as may be required under Section 3.2(b).  In the event such amounts are not repaid in a timely manner by the applicable member of the Loan Party Consolidated Group, then Loan Parties shall not pay or make any dividend or distribution with respect to, or purchase, redeem or retire, any limited liability company interests or Capital Stock of any Loan Party held or controlled by, directly or indirectly, such member or shareholder until such payment has been made, provided, however, that both before and after giving effect to the payment of such purchases, redemptions and/or dividends in clause (iii) above there shall not exist any Event of Default or Default.

7.7.                                                      Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness except in respect of the following:

(a)                                  Obligations owing to Agent and/or Lenders;

(b)                                 Indebtedness of any Borrower to another Borrower not in excess of $5,000,000 at any time outstanding;

(c)                                  accounts payable to trade creditors and current operating expenses which are not aged more than 180 days from billing date or more than 60 days from due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested by the applicable Loan Party in good faith and by appropriate and lawful proceedings and such Loan Parties shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by the applicable Loan Party and its independent accountants;

(d)                                 obligations to pay rental payments permitted by Section 7.10;

(e)                                  Purchase Money Indebtedness;

(f)                                    contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(g)                                 Indebtedness due under (i) the Subordinated Debt Documentation (provided, however, that such Indebtedness may only be created, incurred or assumed if the Consolidated Fixed Charge Coverage Test with respect to such creation, incurrence or assumption has been satisfied) and (ii) the Senior Note Documents not to exceed an aggregate principal amount of $105,000,000 and Indebtedness which refinances the foregoing pursuant to terms that are substantially the same as the Indebtedness being refinanced (including, without limitation, without any increase in the outstanding principal amount thereof as of the date of such refinancing or the shortening of the principal amortization or maturity of any principal amount thereof);

(h)                                 guarantees permitted under Section 7.3;

(i)                                     other Indebtedness of Holdings and any other Loan Party outstanding on the date hereof to the extent reflected on the financial statements furnished to Agent on or before the Closing Date and Indebtedness which refinances the foregoing pursuant to terms that are substantially the same as the Indebtedness being refinanced;

(j)                                     intercompany Indebtedness of any Loan Party to another Loan Party or to a Foreign Subsidiary;

(k)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(l)                                     Indebtedness of any Loan Party represented by letters of credit, surety bonds, insurance obligations or other similar bonds for the account of the any Loan Party, as the case may be, to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(m)                               obligations in respect of performance, bid and surety bonds and completion guarantees provided by any Loan Party in the ordinary course of business (provided that the issuer of any such bond or guarantee shall subordinate all rights to the Collateral that it may have under law or contract in a manner acceptable to Agent);

(n)                                 Indebtedness arising from agreements of the Loan Parties providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Loan Parties and the Subsidiary in connection with such disposition;

(o)                                 Indebtedness incurred to finance Permitted Acquisitions so long as the Consolidated Fixed Charge Coverage Test has been satisfied after giving effect to the incurrence of such Indebtedness and any refinancings, refundings, renewals or extensions thereof pursuant to terms that are substantially the same as the Indebtedness being refinanced (including, without limitation, without  any increase in the principal amount thereof as of the date of such refinancing or the shortening of the principal amortization or maturity of any principal amount thereof);

(p)                                 Acquired Indebtedness in connection with a Permitted Acquisition so long as the Consolidated Fixed Charge Coverage Test has been satisfied after giving effect to the incurrence or assumption of such Indebtedness, and any refinancings, refundings, renewals or extensions thereof pursuant to terms that are substantially the same as the Indebtedness being refinanced (including, without limitation, without any increase in the principal amount thereof as of the date of such refinancing or the shortening of the maturity of any principal amount thereof); and

(q)                                 unsecured Indebtedness not included in clauses (a) through (p) above which does not exceed at any time outstanding, in the aggregate, the sum of $5,000,000.

The Loan Parties will not, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is contractually subordinated to any other Indebtedness of the Loan Parties unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made contractually subordinate to the Obligations of the Loan Parties under this Agreement; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Loan Parties’ solely by virtue of being unsecured.

The accrual of interest, accrual of dividends on Disqualified Capital Stock, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness in accordance with their terms, the reclassification of Preferred Stock  as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 7.7. Notwithstanding any other provision of this Section 7.7, the maximum amount of Indebtedness that the Loan Parties may incur pursuant to this Section 7.7 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)                  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)                  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)                  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person without recourse to such Person or any of its assets (other than to the assets that are the subject of such Lien), the lesser of:

(a)                                  the Fair Market Value of such assets that are the subject of such Lien at the date of determination; and

(b)                                 the amount of the Indebtedness of the other Person.

7.8.                                                      Nature of Business.

Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted and/or are expressly permitted hereunder to be conducted in the future.

7.9.                                                      Transactions with Affiliates.

Except (a) as expressly permitted by Section 7.1 and Section 7.4, (b) pursuant to those agreements described on Schedule 7.9 as in effect on the Closing Date (and any amendment thereto or replacement agreement which is not more disadvantageous to the Loan Party in any material respect than the agreement existing as of the Closing Date), (c) issuances and sales of Capital Stock of Holdings to its Affiliates and (d) so long as no Default or Event of Default shall have occurred and be continuing, the payment of fees under the Management Agreement in an amount not to exceed $500,000 in any calendar year, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate and in any event disclosed to Agent.

7.10.                                                Leases.

Enter as lessee into any lease arrangement for real or personal property (other than Capital Leases) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $5,000,000 in any one fiscal year for all Loan Parties.

7.11.                                                Subsidiaries.

(a)                                  Form any Subsidiary, unless (i) such Subsidiary expressly joins in this Agreement as a Loan Party and becomes jointly and severally liable for the obligations of Loan Parties hereunder and under any other agreement between any Loan Party and Lenders (other than any Foreign Subsidiary) and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

(b)                                 Enter into any partnership, joint venture or similar arrangement.

(c)                                  Permit any Foreign Subsidiary to own any Goods (as defined in the UCC), other than Goods in transit, located in the United States of America, any state thereof or the District of Columbia.

7.12.                                                Fiscal Year and Accounting Changes.

Change its fiscal year from December 31 or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.13.                                                Pledge of Credit.

Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than the applicable Loan Party’s business as conducted on the date of this Agreement.

7.14.                                                Amendment of Organizational Documents.

Amend, modify or waive any term or provision of its certificate or articles of formation, limited liability company agreement, partnership agreement, certificate of incorporation, by-laws, or any other applicable documents relating to such Loan Party’s formation or organization, unless required by law or unless such amendment, modification or waiver could not reasonably be expected to adversely affect the rights of the Agent and/or the Lenders (and, in any such event, with prompt written notice to Agent).

7.15.                                                Compliance with ERISA.

(i) Without prior notice to Agent, (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute to, or permit any member of the Controlled Group to become obligated to contribute to, any Plan covered by Title IV of ERISA, (ii) engage in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, where such deficiency is reasonably likely to result in a Material Adverse Effect, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party or the imposition of a lien on the property of any Loan Party pursuant to Section 4068 of ERISA where such liability or lien is reasonably likely to result in a Material Adverse Effect, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan where such liability is reasonably likely to result in a Material Adverse Effect, (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply with the requirements of ERISA or the Code or other applicable laws in respect of any Plan where such failure is reasonably likely to result in a Material Adverse Effect, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan covered by Title IV of ERISA where such failure, postponement or delay is reasonably expected to result in a Material Adverse Effect.

7.16.                                                Prepayment of Indebtedness.

Except as permitted pursuant to Section 7.17, at any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party.

7.17.                                                Senior Note Obligations; Subordinated Notes.

At any time, (a) (x) directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any of the Subordinated Notes in violation of the Subordination Agreement or with respect to any principal amount of the Subordinated Notes or (y) directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of the Senior Note Obligations, if Borrowers do not have at least  $10,000,000 of Undrawn Availability after giving effect thereto; or (b) amend or waive any provision in any of the (x) Senior Note Documents without the prior written consent of Agent, if such amendment, modification or other change would (i) increase the aggregate principal amount of the Senior Note Obligations, (ii) shorten the final maturity of the Senior Note Obligations, (iii) require any scheduled principal payment to be made earlier than the date originally scheduled or otherwise amend Article Three, Section 4.10 or Section 4.11 of the Senior Note Agreement in a manner that is adverse to Agent and/or Lenders, (iv) increase the amount of any mandatory prepayment of principal, or (v) increase the interest rate with respect to the Senior Note Obligations by more than 250 basis points above the highest rate of interest specified therein as of the date hereof (it being understood that the imposition of a default rate of interest in the amount and under the circumstances in the Senior Note Agreement as in effect on the date hereof shall not be restricted by this clause) or (y) Subordinated Debt Documentation if such amendment or waiver increases the principal amount outstanding or modifies or amends any other material term therein in a manner that is adverse to Agent and/or Lenders.

7.18.                                                State of Organization.

Change the State or applicable jurisdiction in which it is incorporated or otherwise organized, unless it has given the Agent not less than thirty (30) days prior written notice thereof.

7.19.                                                Foreign Asset Control Regulations.

Become, nor shall any Affiliate of any Loan Party have become, sanctioned or targeted under any Federal regulation governing Foreign Asset Control, or any other comparable statute or regulation.

VIII.                         CONDITIONS PRECEDENT.

8.1.                                                      Conditions to Initial Advances.

The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)                                  Notes.  Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b)                                 Filings, Registrations, Recordings and Searches.  Each document (including, without limitation, any UCC financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto.  The Agent shall also have received UCC, tax, judgment and other lien searches with respect to each Loan Party in such jurisdictions as the Agent shall require, and the results of such searches shall be satisfactory to the Agent;

(c)                                  Proceedings of Loan Parties.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors (or equivalent authority) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Other Documents (other than the Existing Other Documents to the extent terminated pursuant to the terms of Section 17.19 of this Agreement), the Acquisition Documents, the Equity Documents, the Senior Note Documents, and any other agreements related to the transactions contemplated hereby to the extent such Loan Party is a party thereto, (collectively the “Transaction Documents”), and (ii) the granting by each Loan Party of the security interests in and liens upon the Collateral as provided hereunder, in each case certified by the Secretary or an Assistant Secretary of each Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified are in accordance with the provisions of the charter, operating agreement, LLC agreement or partnership agreement and the law of the jurisdiction of such Loan Party’s organizations or formation and have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d)                                 Incumbency Certificates of Loan Parties.  Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of each Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e)                                  Certificates.  Agent shall have received a copy of the articles or certificate of incorporation or other charter documents and by-laws or similar documents of each Loan Party, and the Equity Documents, and all amendments thereto, certified by Secretary of such Loan Party that there have been no changes to such certificate since February 27, 2004.

(f)                                    Good Standing Certificates.  Agent shall have received good standing certificates for each Loan Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Loan Party’s jurisdiction of organization and each jurisdiction where the conduct of each Loan Party’s business activities or the ownership of its properties necessitates qualification;

(g)                                 Legal Opinion.  Agent shall have received the executed legal opinion, each in form and substance satisfactory to Agent, of (x) Dechert L.L.P. which shall cover such matters incident to the transactions contemplated by this Agreement, the Other Documents and the other Transactions as Agent may reasonably require, (y) Schreck Brignone, Nevada counsel and (z) Kantrow, Spaht Weaver and Blitzer (APLC), Louisiana counsel, and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h)                                 No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of, or equivalent Persons with respect to, any Loan Party (A) in connection with this Agreement and/or the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(i)                                     Financial Condition Certificates.  Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(i).

(j)                                     Fees.  Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to Article III and under the Fee Letter;

(k)                                  Other Documents.  Agent shall have received executed Other Documents, each in form and substance reasonably satisfactory to Lenders;

(l)                                     Insurance.  Agent shall have received in form and substance satisfactory to Agent, certified copies of Loan Parties’ casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Loan Parties’ liability insurance policies, together with endorsements naming Agent as a co-insured;

(m)                               Equity Documents.  Agent shall have received final executed copies of the Equity Documents as in effect on the Closing Date and the transactions contemplated thereby (including, without limitation the common equity contribution of $24,000,000) shall have been consummated;

(n)                                 Senior Note Documents.  Agent shall have received final executed copies of the Senior Note Documents.  The Senior Note Obligations shall have terms and conditions acceptable to Agent, including, without limitation, limitations on principal payments to be made by the Loan Parties, as are acceptable to Agent.  The closing of the Senior Note Documents shall occur substantially simultaneously with the closing hereof.

(o)                                 Intercreditor Agreement.  The Liens securing the Senior Note Obligations shall be subordinated to the Liens in the Collateral in favor of the Agent pursuant to the Intercreditor Agreement, which shall be in form and substance satisfactory to Agent including, without limitation, containing standstill, liquidation and bankruptcy (waterfall) provisions in form and substance satisfactory to Agent. Agent shall have received an executed counterpart of the Intercreditor Agreement from the Senior Note Agent and all other signatories to the Intercreditor Agreement.

(p)                                 Acquisition.  Agent shall have received final executed copies of all Acquisition Documents.  The Acquisition Documents and all terms and conditions of the Acquisition shall be acceptable to Agent, and all due diligence of Agent and its counsel with respect thereto shall be satisfactory in all respects to Agent and its counsel. The Acquisition shall (i) be consummated in compliance in all material respects with all requirements of all United States laws and regulations, and (ii) be consummated prior to or simultaneously with the closing hereof, in accordance with the Acquisition Documents.

(q)                                 Solvency.  The Loan Parties will be required to satisfy Agent on the Closing Date that after giving effect to the Transactions, they are solvent, able to meet their obligations as they mature and have sufficient capital to enable them to operate their business.

(r)                                    Foreign Asset Control Regulations.  No Loan Party, nor any Affiliate of any Loan Party, shall have become sanctioned or targeted under any Federal regulation governing Foreign Asset Control, or any other comparable statute or regulation.

(s)                                  Environmental Reports.  Agent shall have received all environmental studies and reports prepared by independent environmental engineering firms with respect to all Real Property owned or leased by Loan Parties;

(t)                                    Payment Instructions.  Agent shall have received written instructions from Loan Parties directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(u)                                 Blocked Accounts.  Agent shall have received duly executed Blocked Account Agreements currently in place with JP Morgan Chase Bank and Bank One, N.A. which establish the springing nature of each of the Blocked Accounts and shall in all respects be reasonably acceptable to Agent.

(v)                                 Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(w)                               No Material Adverse Change.  As determined by Agent in its sole discretion, (i) since September 30, 2004, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Lenders shall have been proven to be inaccurate or misleading in any material respect;

(x)                                   Leasehold Agreements.  Agent shall have received landlord, mortgagee or warehouse agreements satisfactory to Agent with respect to all premises leased by Loan Parties at which Inventory is located;

(y)                                 Contract Review.  Agent shall have reviewed all material contracts of Loan Parties including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(z)                                   Officer’s Certificate.  Agent shall have received an officer’s certificate signed by the Chief Financial Officer of each Loan Party dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects on and as of such date (except to the extent made as of a specific date in which case it shall be true and correct in all material respects as of such date), (ii) Loan Parties are on such date in compliance in all material respects with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(aa)                            Borrowing Base.  Agent shall have received a duly executed Borrowing Base Certificate which shall indicate that the aggregate amount of Eligible Receivables and Eligible

Inventory is sufficient in value and amount to support Revolving Advances and Letters of Credit in the amount requested by Borrowers on the Closing Date;

(bb)                          Undrawn Availability.  After giving effect to the Transactions, the initial Revolving Advances and Letters of Credit hereunder, Borrowers shall have Undrawn Availability of at least $17,000,000;

(cc)                            Control Agreements.  Agent shall have received control agreements with respect to all Collateral in which a security interest may be perfected by means of control under the UCC;

(dd)                          Payoff of Indebtedness.  (x) All principal, interest and fees with respect to the term loan and revolving advances under the Existing Loan Agreement shall have been repaid in full, and (y) all principal, interest, fees and other amounts owing (i) to AmSouth in connection with the AmSouth Facility Documents shall be placed in escrow to apply to the repayment in full of all such principal, interest, fees and other amounts and such deposit in escrow shall be sufficient to repay and defease all obligations of Loan Parties under the AmSouth Documents and (ii) the Subordinated Lenders (as defined in the Existing Loan Agreement) shall have been repaid in full.  Agent shall have received evidence of the events described in the foregoing clause (y) and the release of all collateral security in connection therewith, in each instance in form and substance satisfactory to Agent; and

(ee)                            Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with this Agreement shall be satisfactory in form and substance to Agent, Lenders and their counsel.

8.2.                                                      Conditions to Each Advance.

The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representation or warranty is made solely as of a specific date, in which case such representation or warranty shall continue to be true and correct in all material respects as of such date);

(b)                                 No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however, that Lenders, in their sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(c)                                  Maximum Revolving Advances.  In the case of any Revolving Advances requested to be made, after giving effect thereto, the aggregate Revolving Advances shall not exceed the maximum amount of Revolving Advances permitted under Section 2.1; and

(d)                                 Maximum Letters of Credit.  In the case of any Letters of Credit requested to be made, after giving effect thereto, the aggregate Letter of Credit Obligations shall not exceed the maximum amount permitted under Section 2.8.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this Section 8.2 shall have been satisfied.

IX.                                INFORMATION AS TO LOAN PARTIES.

Each Loan Party shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1.                                                      Disclosure of Material Matters.

(a)                                  Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral with a value, individually or in the aggregate, in excess of $1,000,000, including, without limitation, any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

(b)                                 Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under the Subordinated Debt Documentation and/or the Senior Note Documents; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Subordinated Debt Documentation and/or the Senior Note Documents; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied to the extent applicable, the financial condition or operating results of any Loan Party as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (f) each and every default by any Loan Party which might result in the acceleration of the maturity of Indebtedness with an outstanding principal amount, individually or in the aggregate, in excess of $1,000,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (g) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto; (h) the receipt by any Loan Party of notice of any material labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound; (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of the Loan Parties’ business; (j) any refusal by any Governmental Body or any other Person to renew or extend any such Consent which is material to the operation of the Loan Parties’ business; (k) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material adverse change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Agent or any Lender; (l) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party, (m) its receipt of notice from any party to any contract listed on Schedule 5.22 or any other contract that is material to the operation of the Loan Parties’ business stating that it intends to terminate or amend such contract and which termination or amendment could reasonably be expected to have a Material Adverse Effect, (n) the termination of any contract listed on Schedule 5.22 or any other contract that is material to the Loan Parties’ business which termination could reasonably be expected to have a Material Adverse Effect and (o) the execution and delivery by any Loan Parties or any Subsidiary thereof of  any guarantees or collateral security with respect to the Senior Note Obligations other than the guarantees in effect on the date hereof and the Collateral.

9.2.                                                      Reporting.

(a)                                  Deliver to Agent, within five (5) days of the end of each month (or more frequently if required by Agent), a Borrowing Base Certificate (which shall be calculated as of the last day of the immediately preceding month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement).

(b)                                 Deliver to Agent on or before the fifteenth (15th) day of each month as and for the prior month, and for each Borrower on an individual basis (x) accounts receivable agings, (y) accounts payable agings, and (z) Inventory reports (including information with respect to slow-moving Inventory levels and Inventory mix).  In addition, each Borrower shall deliver to Agent at such intervals as Agent may require:  (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications.  Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers commercially reasonable and do whatever it may deem reasonably necessary to protect its interests hereunder.

(c)                                  The items to be provided under Sections 9.2(a) and 9.2(b) are to be in form satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3.                                                      Environmental Reports.

Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.6 and 9.7, with a certificate signed by the President of each Loan Party stating, to the best of his knowledge, that each Loan Party is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health.  To the extent any Loan Party is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party will implement in order to achieve full compliance.

9.4.                                                      Litigation.

Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.5.                                                      Government Receivables.

Notify Agent immediately if any of its Receivables arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.6.                                                      Annual Financial Statements.

Furnish Agent as soon as available (but in any event within one hundred twenty (120) days after the end of each fiscal year of Loan Parties), financial statements of Loan Parties on a consolidating and consolidated basis, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Loan Parties and satisfactory to Agent (the “Accountants”).  The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused the Loan Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 7.7 and 7.10.  In addition, the reports shall be accompanied by a certificate of each Loan Party’s Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such event, and such certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 7.7 and 7.10.

9.7.                                                      Quarterly Financial Statements.

Furnish Agent as soon as available (but in any event within forty-five (45) days after the end of each fiscal quarter (other than the last quarter of any fiscal year)), an unaudited balance sheet of Loan Parties on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Loan Parties reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Loan Parties.  Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (w) the current fiscal period and (x) the current year-to-date with the figures for (y) the same fiscal period and year-to-date period of the immediately preceding fiscal year and (z) the projections for such fiscal period and year-to-date period delivered pursuant to Section 6.10(b) or Section 9.11, as applicable.  The financial statements shall be accompanied by a certificate signed by the Chief Financial Officer of each Loan Party, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such default, and such certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 7.7 and 7.10.

9.8.                                                      Monthly Financial Statements.

Furnish Agent  as soon as available (but in any event within thirty (30) days after the end of each month other than the twelfth such month), an unaudited balance sheet of Loan Parties on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Loan Parties on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the business of Loan Parties.  Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (w) the current fiscal period and (x) the current year-to-date with the figures for (y) the same fiscal period and year-to-date period of the immediately preceding fiscal year and (z) the projections for such fiscal period and year-to-date period delivered pursuant to Section 6.10(b) or Section 9.11, as applicable.  The financial statements shall be accompanied by a certificate of each Loan Party’s Chief Financial Officer, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such event.

9.9.                                                      Other Reports.

Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with (i) copies of such financial statements, reports and returns as each Loan Party shall make publicly available to its stockholders and (ii) copies of all notices, material financial statements, reports and returns sent pursuant to the Senior Note Documents and/or the Subordinated Debt Documentation.

9.10.                                                Additional Information.

Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Loan Parties including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly after the filing thereof, copies of any annual report to be filed with the PBGC and/or pursuant to ERISA in connection with any Plan.

9.11.                                                Projected Operating Budget.

Furnish Agent, no later than the beginning of each Loan Party’s fiscal years commencing with fiscal year 2006, a month-by-month projected operating budget and cash flow of

Loan Parties on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.12.                                                Variances From Operating Budget.

Furnish Agent, concurrently with the delivery of the quarterly and annual financial statements referred to in Section 9.6 and  9.7, a written report summarizing all material variances from budgets submitted by Loan Parties pursuant to Sections 6.10(b) and 9.11, and a discussion and analysis by management with respect to such variances.

9.13.                                                ERISA Notices and Requests.

Furnish Agent with prompt written notice in the event that (i) any Loan Party knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan covered by Title IV of ERISA together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur and is reasonably likely to result in a Material Adverse Effect, (v) any Loan Party shall receive or shall have knowledge that any member of the Controlled Group has received from the PBGC a notice of intention to terminate a Plan covered by Title IV of ERISA or to have a trustee appointed to administer such a Plan, together with copies of each such notice, if a Material Adverse Effect is reasonably likely to result; (vi) any Loan Party shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party shall receive or shall have knowledge that any member of the Controlled Group has received a notice regarding the imposition of withdrawal liability, together with copies of each such notice, if a Material Adverse Effect is reasonably likely to result; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment and such failure is reasonably likely to result in a Material Adverse Effect; (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan if, in any such case, a Material Adverse Effect is likely to result.

9.14.                                                Additional Documents.

Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.                                    EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.                        Failure by any Loan Party to pay (a) any principal on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or (b) any interest or any other liabilities or make any other payment, fee or charge in accordance with the terms provided for herein or in any Other Document within two (2) days after such interest or other amount becomes due;

10.2.                        (i) Failure by Loan Parties to perform, keep or observe any provision of Sections 4.2, 4.3, 4.4, 4.5, 4.6, 4.9, 4.10, 4.11, 4.15(h), 6.8, or Article VII or (ii) any representation or warranty made or deemed made by any Loan Party in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been inaccurate in any material respect on the date when made or deemed to have been made;

10.3.                        Failure by any Loan Party to (i) furnish financial information (including, without limitation, information to be furnished under Article IX) when due or when requested and, solely with respect to the quarterly and monthly financial statements described in Sections 6.10(a), 9.7 and 9.8, respectively, remaining unreceived for five (5) days or (ii) permit the inspection of its books or records;

10.4.                        Issuance of a notice of  levy, assessment or attachment by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency against a material portion of any Loan Party’s property which levy, assessment or attachment is not stayed or lifted within the earlier of (x) thirty (30) days of issuance or (y) five (5) days prior to the exercise of remedies with respect to any such levy, assessment, injunction or attachment;

10.5.                        Failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant herein contained, or contained in any Other Document, now or hereafter entered into between any Loan Party, Agent and/or any Lender (to the extent such breach is not otherwise embodied in any other provision of this Article X for which a different grace or cure period is specified or which constitutes an immediate Event of Default under this Agreement or the Other Documents), which is not cured within fifteen (15) Business Days after the occurrence of such Event of Default;

10.6.                        Any judgment or judgments (to the extent Loan Parties’ insurance carrier has not confirmed coverage in writing) are rendered against one or more Loan Parties for an aggregate amount in excess of $2,000,000 which within thirty (30) days of such rendering is not either satisfied, stayed or discharged of record;

10.7.                        Any Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8.                        Any Loan Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9.                        Any Significant Subsidiary of any Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10.                  Any Lien created hereunder or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected Lien having a first priority interest with respect to the Collateral (subject, as to priority, to (x) Liens described in clauses (b), (f) and (k) of the definition of Permitted Encumbrances, and (y) the terms of the Intercreditor Agreement);

10.11.                  An event of default has occurred and been declared under the Senior Note Documents or the Subordinated Debt Documentation, which default shall not have been cured or waived within any applicable grace period and for which Senior Note Agent, Senior Noteholders and/or Subordinated Lenders are permitted to take action;

10.12.                  A default of the obligations of any Loan Party  (i) (x) with respect to the payment of any Indebtedness in excess of $1,000,000 (including, for the purpose of any interest rate swap or interest rate protection agreement, the notional amount thereof) shall occur which would permit the holder of such Indebtedness to accelerate it prior to its stated maturity or (ii) under any Indebtedness in excess of $1,000,000 (including, for the purpose of any interest rate swap or interest rate protection agreement, the notional amount thereof ) which would permit the holder of such Indebtedness to accelerate it prior to its stated maturity or (y) under any other agreement to which it is a party shall occur which could reasonably be expected to have a Material Adverse Effect (financial or otherwise), which default in each case is not cured or waived within any applicable grace period;

10.13.                  Material breach of any Guaranty or any similar agreement executed and delivered to Agent in connection with the Obligations of any Loan Party or such Guaranty or similar agreement shall cease to be in full force and effect, other than a partial or full release in accordance with the express terms of this Agreement, or if any Guarantor or any other Person obligated on any Guaranty attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or any similar agreement;

10.14.                  Any Change of Control shall occur;

10.15.                  Any material provision of this Agreement or any Other Document shall, for any reason, other than a partial or full release in accordance with the express terms of this Agreement, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent;

10.16.                  (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of any Loan Party, the continuation of which is material to the continuation of the Loan Parties’ business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, patent, trademark or tradename and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, patent, trademark or tradename necessary for the continuation of the Loan Parties’ business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, patent, trademark or tradename; and/or (ii) any agreement which is necessary or material to the operation of the Loan Parties’ business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and in the case of clauses (i) and (ii) such revocation, termination, suspension, modification, revocation and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.17.                  Any material portion of the Collateral shall be seized or taken by a Governmental Body; or

10.18.                  An event or condition specified in Section 7.15 or Section 9.13 shall occur or exist and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or

10.19.            The indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Loan Party and in Agent’s reasonable judgment there is a reasonable probability of an adverse determination;

10.20.            Any breach, default, event of default or termination shall occur under any of the Acquisition Documents after giving effect to applicable grace periods, if any, contained in any such Acquisition Documents, in each case where the foregoing could reasonably be expected to have a Material Adverse Effect.

10.21.            Any Loan Party of Affiliate thereof shall be subject to any statute, rule, regulation or executive order which would prohibit or restrict the Agent or the Lenders from entering into, or consummating the transactions contemplated by, this Agreement, including without limitation, (a) rules or regulations issued by the United States Treasury Department, including, without limitation, the Office of Foreign Asset Control, and (b) executive orders, or lists appending executive orders, pursuant to which (1) property or interests in property have been blocked, or (2) persons have been identified as parties with whom the Agent or the Lenders may not transact business.

XI.                                AGENT’S AND LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.                                                Rights and Remedies.

Upon the occurrence (i) of an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; (ii) and during the continuance of any of the other Events of Default and at any time thereafter, at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) of a filing of a petition against any Loan Party in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over any Loan Party.  Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Agent may enter any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Loan Parties at least five (5) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party.  Agent may specifically disclaim any warranties of title or the like at any sale of Collateral.  In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of each Loan Party’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods.

11.2.                                                Application of Proceeds.

The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the

Collateral; second, to interest due upon any of the Obligations; third, to fees payable in connection with this Agreement; fourth, to furnish to Agent cash collateral in an amount not less than 105% of the aggregate undrawn amount of all Letters of Credit, such cash collateral arrangements to be in form and substance satisfactory to Agent; fifth, to the principal of the Obligations; sixth, to all remaining unpaid Obligations; and seventh, to the appropriate Loan Party (subject to the equal or prior claims of other Persons under applicable law).  If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.  If it is determined by an authority of competent jurisdiction that a disposition by Agent did not occur in a commercially reasonably manner, Agent may obtain a deficiency judgment for the difference between the amount of the Obligation and the amount that a commercially reasonable sale would have yielded.  Agent will not be considered to have offered to retain the Collateral in satisfaction of the Obligations unless Agent has entered into a written agreement with Loan Party to that effect.

11.3.                                                Agent’s Discretion.

Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.4.                                                Setoff.

In addition to any other rights which Agent, any Lender or any Issuer may have under applicable law, upon the occurrence and during the continuance of an Event of Default, Agent, such Lender and such Issuer shall have a right to apply any Loan Party’s property held by Agent, such Lender or such Issuer to reduce the Obligations.

11.5.                                                Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

XII.                            WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.                                                Waiver of Notice.

Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.                                                Delay.

No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3.                                                Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.                        EFFECTIVE DATE AND TERMINATION.

13.1.                                                Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (x) February 1, 2010 (the “Original Term”), (y) the acceleration of all Obligations pursuant to the terms of this Agreement or (z) the date on which this Agreement shall be terminated in accordance with the provisions hereof or by operation of law (the earliest of (x), (y) and (z), the “Termination Date”).  Loan Parties may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.

13.2.                                                Termination.

The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated.  The Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that any or all Borrowers’ Accounts may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been paid or performed in full after the termination of this Agreement or each Loan Party has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders in their sole discretion with respect thereto.  Accordingly, each Loan Party waives any rights which it may have under Section 9-513(c) of the UCC to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XIV.                        REGARDING AGENT.

14.1.                                                Appointment.

Each Lender hereby designates GMAC CF to act as Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification by the Lenders reasonably satisfactory to Agent with respect thereto.

14.2.                                                Nature of Duties.

Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  None of Agent, any Lender, or any Issuer nor any of their respective officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Loan Party to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party.  The duties of Agent as respects the Advances shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3.                                                Lack of Reliance on Agent and Resignation.

(a)                                  Independently and without reliance upon Agent, any Issuer or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

(b)                                 Agent may resign on sixty (60) days’ written notice to each of Lenders and each Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Loan Parties.  If no such successor Agent is appointed at the end of such sixty (60) day period, Agent may designate one of the Lenders as a successor Agent.

(c)                                  Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4.                                                Certain Rights of Agent.

(a)                                  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

(b)                                 Anything in this Agreement or otherwise to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action (other than with respect to its right of setoff regarding property of Loan Parties in its possession or control and/or actions against the Agent for violating its obligations under this Agreement) to protect or enforce its rights arising out of this Agreement or any Other Document without first obtaining the prior written consent of Agent.

14.5.                                                Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram,

order or other document, electronic or “e-mail” message or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care, except to the extent of the gross negligence or willful misconduct of such agents or attorneys-in-fact.

14.6.                                                Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Loan Party referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1 hereof) as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1 hereof) as it shall deem advisable in the best interests of Lenders.

14.7.                                                Indemnification.

To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent and each Issuer in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent and such Issuer in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the indemnified party’s gross (not mere) negligence or willful misconduct.

14.8.                                                Agent in its Individual Capacity.

With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to give notice to or account for the same to Lenders.

14.9.                                                Delivery of Documents.

To the extent Agent receives documents and information from any Loan Party pursuant to Sections 9.6, 9.7 and 9.8, Agent will promptly furnish such documents and information to Lenders.

14.10.                                          Loan Parties’ Undertaking to Agent.

Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

XV.                            GUARANTY.

15.1.                                                Guaranty.

Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations.  Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.

15.2.                                                Waivers.

Each Guarantor hereby absolutely, unconditionally and irrevocably waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (iii) any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (iv) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (v) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Loan Parties and any defense that any other guarantee or security was or was to be obtained by Agent.

15.3.                                                No Defense.

No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

15.4.                                                Guaranty of Payment.

The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XV, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions.  Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of any Agent or any Lender in favor of any Loan Party or any other Person.  No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing.  Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding.

15.5.                                                Liabilities Absolute.

The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(i)                                     any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise;

(ii)                                  any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(iii)                               the failure of the Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(iv)                              any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(v)                                 any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(vi)                              any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances or other financial accommodations to any Borrower pursuant to this Agreement and/or the Other Documents.

15.6.                                                Waiver of Notice.

The Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

15.7.                                                Agent’s Discretion.

Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

15.8.                                                Reinstatement.

(a)                                  The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon the Agent or any Lender for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to the Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(b)                                 Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(c)                                  No Guarantor shall be entitled to claim against any present or future security held by Agent for Obligations in priority to or equally with any claim of Agent, any Lender or Issuer, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent, any Lender or Issuer for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.

(d)                                 If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e)                                  All present and future monies payable by any Loan Party to any Guarantor, (other than by virtue of Guarantor’s right of subrogation, which Guarantor waives pursuant to Section 17.8), are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s prior right to payment in full of Obligations.  Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent.  This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.

(f)                                    Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Agent.  Each Loan Party agrees to give full effect to the provisions hereof.

15.9.                                                Action Upon Event of Default.

Upon the occurrence and during the continuance of any Event of Default, the Agent may and upon written request of the Required Lenders shall, without notice to or demand upon any Loan Party or any other Person, declare any obligations of such Guarantor hereunder immediately due and payable, and shall be entitled to enforce the obligations of each Guarantor.  Upon such declaration by the Agent, the Agent and Lenders (and any Affiliates thereof) are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisions or final) at any time held and other indebtedness at any time owing by the Agent or Lenders (or such Affiliate) to or for the credit or the account of any Guarantor against any and all of the obligations of each Guarantor now or hereafter existing hereunder, whether or not the Agent or Lenders shall have made any demand hereunder against any other Loan Party and although such obligations may be contingent and unmatured.  The rights of the Agent and Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which the Agent and Lenders may have.  Upon such declaration by the Agent, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any Loan Party (the “Claims”), the Agent shall have the full right on the part of the Agent in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, Guarantor will not vote with respect to such Claims in any bankruptcy or proceeding for the arrangement of debts at any time proposed in a manner adverse to Agent’s interest, the Agent and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money.  Each Guarantor will receive as trustee for the Agent and will pay to the Agent forthwith upon receipt thereof any amounts which such Guarantor may receive from any Loan Party on account of the Claims.  Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes, other negotiable instruments or writings, except and in such event they shall either be made payable to the Agent, or if payable to any Guarantor, shall forthwith be endorsed by such Guarantor to the Agent.  Each Guarantor agrees that no payment on account of the Claims or any security interest therein shall be created, received, accepted or retained after the occurrence of any Event of Default which has not been waived in writing by Agent nor shall any financing statement be filed with respect thereto by any Guarantor.

15.10.                                          Statute of Limitations.

Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Loan Party or others (including any Lenders) with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against the Agent or Lenders shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

15.11.                                          Interest.

All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to Domestic Rate Loans constituting Revolving Advances.

15.12.                                          Guarantor’s Investigation.

Each Guarantor acknowledges receipt of a copy of each of this Agreement and the Other Documents.  Each Guarantor has made an independent investigation of the Loan Parties and of the financial condition of the Loan Parties.  Neither Agent nor any Lender has made and neither Agent nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Loan Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Loan Party to which this Article XV applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

15.13.                                          Borrower or Guarantor.

The fact that a Guarantor is also a Borrower shall not reduce, limit or affect such Borrower’s independent obligations as a Borrower and/or as a Guarantor under this Agreement and/or under any Other Document.

15.14.                                          Termination.

The provisions of this Article XV shall remain in effect until the indefeasible payment in full in cash of all Obligations and irrevocable termination of this Agreement.

XVI.                        JOINT AND SEVERAL BORROWINGS.

16.1.                                                Joint and Several Obligations.

All Obligations of the Borrowers shall be their joint and several obligation and liability, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and/or forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party and/or the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrower, any other Loan Party or any Collateral for the Obligations or the lack thereof.

XVII.                    MISCELLANEOUS.

17.1.                                                Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each party hereto accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Loan Party hereby irrevocably waives the right to remove any action commenced by the Agent or any Lender in a state court to federal court.  Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Holdings, the Agent or any Lender at its address set forth in Section 17.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s and/or any Lender’s option, by any other type of service authorized by law upon Holdings which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction.  Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens or upon the failure to name, serve or join an allegedly indispensable or necessary party or parties.  Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the City of New York, State of New York.

17.2.                                                Entire Understanding; Amendments.

(a)                                  This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Loan Parties’, Agent’s and each Lender’s respective officers as required under Section 17.2(b) hereof.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing complying with Section 17.2(b) hereof.  Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)                                 The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 17.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties hereunder or thereunder or the conditions, provisions or terms hereof or thereof or waiving any Event of Default hereunder or thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)                                     increase the Commitment Percentage of any Lender;

(ii)                                  increase the Maximum Revolving Advance Amount;

(iii)                               extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest (other than a waiver of the applicability of any Default Interest) or reduce any scheduled principal payment or fee payable by Borrowers to Lenders pursuant to this Agreement;

(iv)                              alter the definition of the term Required Lenders or alter, amend or modify this Section 17.2(b);

(v)                                 release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $250,000;

(vi)                              change the rights and duties of Agent;

(vii)                           permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances and Letter of Credit Obligations outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount; or

(viii)                        increase the Advance Rates above the Advance Rates in effect on the Closing Date.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(c)                                  In the event that Agent requests the consent of a Lender pursuant to this Section 17.2 and such Lender shall not respond or reply to Agent in writing within ten (10) days of delivery of such request, such Lender shall be deemed to have consented to the matter that was the subject of the request.  In the event that Agent requests the consent of a Lender pursuant to this Section 17.2 and such consent is denied, then GMAC CF may, at its option, require such Lender to assign its interest in the Advances to GMAC CF or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers.  In the event GMAC CF elects to require any Lender to assign its interest to GMAC CF or to the Designated Lender, GMAC CF will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will assign its interest to GMAC CF or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, GMAC CF or the Designated Lender, as appropriate, and Agent.

(d)                                 Notwithstanding the foregoing, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to one hundred and ten percent (110%) of the Formula Amount for up to thirty (30) consecutive Business Days.  For purposes of the preceding sentence, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral.  In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.  Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

17.3.                                                Successors and Assigns; Participations; New Lenders.

(a)                                  This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)                                 Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Transferee”).  Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Loan Parties shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee.  Each Loan Party hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee’s interest in the Advances.  No Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any granting of participation in, all or any part of the Advances or other Obligations owed to such Lender.

(c)                                  Any Lender may with the consent of Agent and, provided that no Event of Default exists or is continuing, the Loan Parties (which consent shall not be unreasonably withheld or delayed) sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording.  Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Loan Parties hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)                                 Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Advances owing to each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Loan Parties, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Loan Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

(e)                                  Loan Parties authorize each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender’s possession concerning Loan Parties which has been delivered to such Lender by or on behalf of Loan Parties pursuant to this Agreement or in connection with such Lender’s credit evaluation of Loan Parties.

(f)                                    (A) If any Lender or participant is a “foreign corporation, partnership or trust” within the meaning of the Code (hereinafter, “Foreign Lender”) and the Foreign Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Foreign Lender agrees with and in favor of the Agent and the Loan Parties, to deliver to the Agent and the Loan Parties:

(1)                                  if such Foreign Lender claims an exemption from, or a reduction of, withholding tax under a United States of America tax treaty, properly completed IRS Forms W-8BEN and W-8ECI before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(2)                                  if such Foreign Lender claims that interest paid under this Agreement is exempt from United States of America withholding tax because it is effectively connected with a United States of America trade or business of such Foreign Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Foreign Lender and in each succeeding taxable year of such Foreign Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

(3)                                  such other form or forms as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding tax.

(B)                                Such Foreign Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(C)                                If any Foreign Lender claims exemption from, or reduction of, withholding tax under a United States of America tax treaty by providing IRS Form W-8BEN and such Foreign Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Foreign Lender, such Foreign Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of any Borrower to such Foreign Lender.  To the extent of such percentage amount, the Agent will treat such Foreign Lender’s IRS Form W-8BEN as no longer valid.

(D)                               If any Foreign Lender claiming exemption from United States of America withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Foreign Lender, such Foreign Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(E)                                 If any Foreign Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Foreign Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (A) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Foreign Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(F)                                 If the IRS or any other Governmental Body of the United States of America or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Foreign Lender (because the appropriate form was not delivered, was not properly executed, or because such Foreign Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Foreign Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including the fees, expenses and disbursements of counsel for Agent).  The obligation of the Foreign Lenders under this subsection shall survive the payment of all Obligations, the termination of this Agreement and the resignation or replacement of the Agent.

(g)                                 At the request of Agent from time to time both before and after the Closing Date, the Loan Parties will assist Agent in the syndication of the credit facility provided pursuant to this Agreement and the Other Documents.  Such assistance shall include, but not be limited to (i) prompt assistance in the preparation of an information memorandum and the verification of the completeness and accuracy of the information and the reasonableness of the projections contained therein, (ii) preparation of offering materials and financial projections by Loan Parties and their advisors, (iii) providing Agent with all information reasonably deemed necessary by Agent to successfully complete the syndication, (iv) confirmation as to the accuracy and completeness of such offering materials and information and confirmation that management’s projections are based on assumptions believed by the Loan Parties to be reasonable at the time made, and (v) participation of the Loan Parties’ senior management in meetings and conference calls with potential lenders at such times and places as Agent may reasonably request.

17.4.                                                Application of Payments.

Subject to the express terms of this Agreement, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

17.5.                                                Indemnity.

Each Loan Party shall indemnify Agent, each Issuer, each Lender and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent, such Issuer or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent, any Issuer or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified.  Agent and Lenders shall be indemnified and held harmless from any claims, demands, expenses (including attorneys’ fees), losses or damages resulting from or arising out of their refraining from taking any action based upon their uncertainty, for any reason, as to the continuing effectiveness of the authority conferred by any of the resolutions described in the resolutions described in Section 8.1(c) or any other resolutions of any Loan Party until such time as Agent and Lenders are satisfied as to such authority.

17.6.                                                Notice.

Any notice or request hereunder may be given to any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 17.6.  Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt.  Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

(A)	If to Agent or to
	GMAC CF as Lender:	GMAC COMMERCIAL FINANCE LLC
1290 Avenue of the Americas, 3rd Floor
New York, New York 10104
		Attention:	Director, Structured Finance Division
		Telephone:	212-884-7000
		Facsimile:	212-884-7692

	with a copy to:	GMAC COMMERCIAL FINANCE LLC
1290 Avenue of the Americas, 3rd Floor
New York, New York 10104
		Attention:	Scott Yablonowitz, Esq.
		Telephone:	212-884-7187
		Telecopier:	212-884-7693

	and:	Hahn & Hessen LLP

488 Madison Avenue
New York, New York 10022
Attention: Leonard Lee Podair, Esq.
		Telephone:	212-478-7200
		Telecopier:	212-478-7400

(B)	If to a Lender other than GMAC CF, as specified on the signature pages hereof.

(C)	If to any Loan Party:	c/o Edgen Louisiana Corporation
18444 Highland Road
Baton Rouge, Louisiana 70809
		Attention:	David L. Laxton, III
		Telephone:	(225) 756-7223
		Facsimile:	(225) 756-7953

	with a copy to:	Dechert LLP
1717 Arch Street
Philadelphia, Pennsylvania 19103
		Attention:	Sarah Gelb, Esq.
		Telephone:	(215) 994-4000
		Facsimile:	(215) 994-2222

	and	Jefferies Capital Partners
520 Madison Avenue, 12th Floor
New York, New York 10022
		Attention:	James Luikart and Nicholas Daraviras
		Telephone:	(212) 284-1706
		Facsimile:	(212) 284-1717

17.7.                                                Survival.

The obligations of Loan Parties under Sections 2.2(g), 3.6, 3.8, 3.11, 4.19(h), 14.7 and 17.5 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

17.8.                                                Waiver of Subrogation.

Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Loan Party may now or hereafter have against the other Loan Parties or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and indefeasible repayment in full of the Obligations.

17.9.                                                Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

17.10.                                          Expenses.

All costs and expenses including, without limitation:

(a)                                  reasonable attorneys’ fees and disbursements incurred by Agent and/or Agent on behalf of Lenders (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (ii) in connection with the entering into of, and/or any modification, amendment, administration and/or enforcement of, this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (iii) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iv) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Loan Party, or (v) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements;

(b)                                 reasonable fees and disbursements incurred by Agent or Agent on behalf of Lenders in connection with any appraisals of Inventory or other Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and all related agreements; and

(c)                                  reasonable attorneys’ fees and disbursements incurred by Lenders (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, (ii) in connection with the enforcement of this Agreement and all related agreements, documents and instruments or (iii) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Loan Party in connection with this Agreement and/or the Other Documents;

may be charged to any Borrower’s Account and shall be part of the Obligations; provided, however, that so long as no Default or Event of Default shall be in existence, the Loan Parties shall be obligated to pay for no more than one (1) appraisal and two (2) collateral audits per calendar year.

17.11.                                          Injunctive Relief.

Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under or in connection with this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

17.12.                                          Consequential Damages.

None of Agent, any Issuer, any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

17.13.                                          Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

17.14.                                          Counterparts; Telecopied Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

17.15.                                          Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

17.16.                                          Confidentiality; Sharing Information.

(a)                                  Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders, and (iii) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (x) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use reasonable efforts prior to disclosure thereof, to notify the Borrowers of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (y) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b)                                 Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provision of this Section 17.16 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Obligations and the termination of this Agreement.

17.17.                                          Publicity.

Each Loan Party hereby authorizes Agent at its sole expense to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall deem appropriate after obtaining the consent of the Borrower (which shall not be unreasonably withheld).  In addition, each Loan Party authorizes Agent to include such Loan Party’s name and logo in select transaction profiles and client testimonials prepared by Agent for use in publications, company brochures and other marketing materials of Agent after obtaining the consent of the Borrower (which shall not be unreasonably withheld).

17.18.                                          Amendment and Restatement.

(a)                                  As of the date of this Agreement, the terms, conditions, covenants, agreements, representations and warranties contained in the Existing Loan Agreement shall be deemed amended and restated in their entirety pursuant to this Agreement, and the Existing Loan Agreement shall be consolidated with and into and superseded by this Agreement; provided, however, that nothing contained in this Agreement shall constitute a repayment of any indebtedness under the Existing Loan Agreement, or shall impair, limit or affect the Liens heretofore granted, pledged and/or assigned to Agent for the ratable benefit of the Lenders as security for the Obligations under the Existing Loan Agreement, except as otherwise herein provided.

(b)                                 By their signatures hereto, (i) each of the Existing Lenders assigns to each Lender its Commitment Percentage of the Commitments under the Existing Loan Agreement, and (ii) each of the Lenders accepts from each Existing Lender a percentage of the Commitments equal to such Lender’s Commitment Percentages as set forth on the signature pages hereto, all pursuant to the same terms and conditions as contained in the form of Commitment Transfer Supplement set forth in Exhibit 17.3.

17.19.                                          Confirmation and Ratification of Collateral Security and of Existing Other Documents.

(a)                                  By their respective signatures hereto, each of the Loan Parties hereby confirm and ratify all of their respective agreements, undertakings, covenants, representations and warranties under all Existing Other Documents (including, without limitation, all collateral security granted thereunder (except as otherwise provided in Section 17.19(b) below)) and acknowledge and agree that all of the foregoing shall remain in full force and effect on and after the Closing Date and shall remain applicable to all Obligations as defined in this Agreement and to all Other Documents.

(b)                                 Notwithstanding the terms of any Existing Other Documents, the grant of Collateral security under this Agreement and the Other Documents shall be deemed amended to release any assets of Loan Parties to the extent not included within the definition of “Collateral” as used in this Agreement (provided, however, that the foregoing shall not restrict the ability of the Loan Parties to grant Liens to Agent in assets described in clause (c)(vi) of the definition of Collateral in their future sole discretion).

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

[SIGNATURE PAGES FOLLOW.]

Each of the parties has signed this Agreement as of the day and year first above written.

WITNESS:	EDGEN CARBON PRODUCTS GROUP, L.L.C.,
as a Borrower and as a Guarantor

	By:	/s/ David L. Laxton, III
/s/ Heather Carmody	Name: David L. Laxton, III
Title: Secretary and Manager

	Address:	18444 Highland Road
Baton Rouge, LA 70809

WITNESS:	EDGEN ALLOY PRODUCTS GROUP, L.L.C.,
as a Borrower and as a Guarantor

	By:	/s/ David L. Laxton, III
/s/ Heather Carmody	Name: David L. Laxton, III
Title: Secretary and Manager

	Address:	18444 Highland Road
Baton Rouge, LA 70809

WITNESS:	EDGEN CORPORATION, as a Guarantor

	By:	/s/ David L. Laxton, III
/s/ Heather Carmody	Name: David L. Laxton, III
Title: Secretary, Chief Financial Officer and Senior Vice President

	Address:	c/o Jefferies Capital Partners 520 Madison Avenue, 12th Floor New York, NY 10022

WITNESS:	EDGEN LOUISIANA CORPORATION,
as a Guarantor

	By:	/s/ David L. Laxton, III
/s/ Heather Carmody	Name: David L. Laxton, III
Title: Secretary, Chief Financial Officer and Senior Vice President

	Address:	18444 Highland Road Baton Rouge, LA 70809

GMAC COMMERCIAL FINANCE LLC,
as a Lender and as Agent

By:	/s/ Frank DiCeglie
Name:	Frank DiCeglie
Title:	Director
Address:	1290 Avenue of the Americas, 3rd Floor
New York, New York 10104

Commitment Percentage: 100%
Commitment: $20,000,000

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

On this 1st day of February, 2005, before me personally came David L. Laxton, III, to me known, who, being by me duly sworn, did depose and say that he is the Secretary and Manager of Edgen Carbon Products Group, L.L.C., the limited liability company described in and which executed the foregoing instrument, and that he signed his name thereto by order of such limited liability company.

/s/ Yvonne Cappelletti
NOTARY PUBLIC

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

On this 1st day of February, 2005, before me personally came David L. Laxton, III, to me known, who, being by me duly sworn, did depose and say that he is the Secretary and Manager of Edgen Alloy Products Group, L.L.C., the limited liability company described in and which executed the foregoing instrument, and that he signed his name thereto by order of such limited liability company.

/s/ Yvonne Cappelletti
NOTARY PUBLIC

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

On this 1st day of February, 2005, before me personally came David L. Laxton, III, to me known, who, being by me duly sworn, did depose and say that he is the Secretary, Chief Financial Officer and Senior Vice President of Edgen Corporation, the corporation described in and which executed the foregoing instrument, and that he signed his name thereto by order of the board of directors of such corporation.

/s/ Yvonne Cappelletti
NOTARY PUBLIC

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

On this 1st day of February, 2005, before me personally came David L. Laxton, III, to me known, who, being by me duly sworn, did depose and say that he is the Secretary, Chief Financial Officer and Senior Vice President of Edgen Louisiana Corporation, the corporation described in and which executed the foregoing instrument, and that he signed his name thereto by order of the board of directors of such corporation.

/s/ Yvonne Cappelletti
NOTARY PUBLIC

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

On this 1st day of February, 2005, before me personally came Frank DiCeglie, to me known, who, being by me duly sworn, did depose and say that he is the Director of GMAC COMMERCIAL FINANCE LLC, the limited liability company described in and which executed the foregoing instrument, and that he signed his name thereto on behalf of said limited liability company.

/s/ Yvonne Cappelletti
NOTARY PUBLIC